Exhibit 2.1
PARTNERSHIP INTEREST
PURCHASE AND SALE AGREEMENT
by and among
Crosstex Energy Services, L.P.
and Crosstex Energy Services GP, LLC
as “Sellers,”
and
Crosstex CCNG Gathering, Ltd.,
Crosstex CCNG Transmission Ltd.,
Crosstex Gulf Coast Transmission Ltd.,
Crosstex Mississippi Pipeline, L.P.,
Crosstex Mississippi Gathering, L.P.,
Crosstex Mississippi Industrial Gas Sales, L.P.,
Crosstex Alabama Gathering System, L.P.,
Crosstex Midstream Services, L.P.
Javelina Marketing Company Ltd., and
Javelina NGL Pipeline Ltd.
as the “Companies,”
and
Southcross Energy LLC
as “Buyer”
Dated June 9, 2009

i

ii

Exhibit A	Assignment
Exhibit B	Legal Opinion
Exhibit C	Calculation of Severance Benefits
Exhibit D	Letters of Credit
Exhibit E	Transition Services Agreement
Exhibit F	South Texas Midstream Assets and Assigned Assets
Exhibit G	Mississippi/Alabama Midstream Assets and Assigned Assets

iii

PARTNERSHIP INTEREST PURCHASE AND SALE AGREEMENT
     THIS PARTNERSHIP INTEREST PURCHASE AND SALE AGREEMENT dated as of June 9, 2009, is made by and among Crosstex Energy Services, L.P., a Delaware limited partnership (“Crosstex Energy”) and Crosstex Energy Services GP, LLC, a Delaware limited liability company (“Crosstex GP”) (Crosstex Energy and Crosstex GP sometimes being referred to in this Agreement individually as a “Seller” and collectively as the “Sellers”), and Crosstex CCNG Gathering Ltd., a Texas limited partnership (“CCNG Gathering”), Crosstex CCNG Transmission Ltd., a Texas limited partnership (“CCNG Transmission”), Crosstex Gulf Coast Transmission Ltd., a Texas limited partnership (“Gulf Coast”), Crosstex Mississippi Pipeline, L.P., a Delaware limited partnership (“Mississippi Pipeline”), Crosstex Mississippi Gathering, L.P., a Delaware limited partnership (“Mississippi Gathering”), Crosstex Mississippi Industrial Gas Sales, L.P., a Delaware limited partnership (“Mississippi Industrial Sales”), Crosstex Alabama Gathering Systems, L.P., a Delaware limited partnership (“Alabama Gathering”), Crosstex Midstream Services, L.P., a Delaware limited partnership (“Midstream Services”), Javelina Marketing Company Ltd., a Texas limited partnership (“Javelina Marketing”) and Javelina NGL Pipeline Ltd., a Texas limited partnership (“Javelina NGL”) (CCNG Gathering, CCNG Transmission, Gulf Coast, Mississippi Pipeline, Mississippi Gathering, Mississippi Industrial Sales, Alabama Gathering, Midstream Services, Javelina Marketing and Javelina NGL sometimes being referred to in this Agreement individually as a “Company” and collectively as the “Companies”), and Southcross Energy LLC, a Delaware limited liability company (“Buyer”).
RECITALS:
     Crosstex GP is the owner of all general partner interests of each of the Companies (collectively the “GP Interests”).
     Crosstex Energy is the owner of all of the limited partner interests in each of the Companies (collectively the “LP Interests” and, together with the GP Interests, the “Interests”).
     Sellers desire to sell the Interests to Buyer, and Buyer desires to purchase the Interests from Sellers, on the terms and conditions set forth herein.
     Each Company desires to join in the execution of this Agreement for the purpose of evidencing its consent to the consummation of the foregoing transaction and for the purpose of making certain covenants and agreements with Buyer.
AGREEMENT:
     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, Sellers, the Companies and Buyer do hereby agree as follows:

ARTICLE I
TERMS OF THE TRANSACTION
     Section 1.1 Agreement to Purchase and Sell Interests. Sellers agree to sell and Buyer agrees to purchase, for the consideration hereinafter set forth and subject to the terms and provisions herein, the Interests.
     Section 1.2 Purchase Price. In consideration of the sale of the Interests to Buyer, and subject to the terms and conditions set forth herein, Buyer will pay to Sellers an aggregate cash purchase price of $220,000,000 (the “Purchase Price”). The Purchase Price, as adjusted pursuant to Section 1.3, is the “Adjusted Purchase Price.”
     Section 1.3 Potential Adjustments to the Purchase Price.
     (a) The Purchase Price will be:
(i)	increased by the following amounts (if any):
(A)	the amount of all ad valorem, property and similar Taxes and assessments based upon or measured by the ownership of the Midstream Assets and the Assigned Assets, prepaid by the Companies, Sellers or any of their Affiliates, as of the Closing Date that relate to periods of time after the Effective Time on a per diem basis;

(B)	any amounts prepaid by the Companies, Sellers or any of their Affiliates for any leases, Permits, Easements and other costs attributable to the ownership or operation of the Companies, the Midstream Assets or the Assigned Assets after the Effective Time;

(C)	the amount of any deposits, bonds and other amounts paid by the Companies, Sellers or any of their Affiliates that relate to the Companies, the Midstream Assets or the Assigned Assets after the Effective Time;

(D)	with respect to the projects listed in Section 1.3(a)(i)(D) of the Disclosure Schedule, the amount of all accounts payable of Sellers and their Affiliates (other than the Companies) on the Closing Date and the amounts paid by the Companies, Sellers and their Affiliates on or before the Closing Date;

(E)	the amount, as of the Effective Time, of all positive Company Imbalances and of all the Companies’ natural gas, natural gas liquids and other product inventory and gas in storage (but excluding all line pack in the Midstream Assets or any Assigned Assets), whether located in the Companies’ tanks or other storage facilities or whether in third party storage, all of which will be quantified and valued in accordance with the procedure set forth in Section 1.3(a)(i)(E) of the Disclosure Schedule;

(F)	the amount, if any, by which: (I) the aggregate of all costs, expenses, obligations and payments incurred or to be incurred by Sellers or their Affiliates (other than the Companies) in accordance with the Seller Hedges and the Hedges entered into in accordance with Section 8.18(d) for periods after the Effective Time, exceeds (II) the aggregate of all payments received or to be received by Sellers or their Affiliates (other than the Companies) in accordance with the Seller Hedges and the Hedges entered into in accordance with Section 8.18(d) for periods after the Effective Time;

(G)	any costs, fees and expenses, if any, incurred in accordance with Section 8.18(b); and

(H)	an amount equal to one-half of the fees and costs incurred or to be incurred by Sellers to provide and maintain Sellers’ Letters of Credit (not to exceed $352,500);
(ii)	decreased by the following amounts (if any):
(A)	the amount, as of the Effective Time, of negative Company Imbalances quantified and valued in accordance with the procedure set forth in Section 1.3(a)(i)(E) of the Disclosure Schedule;

(B)	an amount equal to all unpaid ad valorem, property and similar Taxes and assessments based upon or measured by ownership of the Midstream Assets or the Assigned Assets that are attributable to periods of time before the Effective Time (prorated for the periods before and after the Effective Time on a per diem basis), which amounts, to the extent not actually assessed by the applicable Governmental Entity, will be computed based on those Taxes and assessments for the preceding tax year adjusted to account for current year quantities and estimated valuations;

(C)	an amount equal to any accounts payable attributable to the period prior to the Effective Time of any Seller or any of its Affiliates (including any of the Companies) that were paid on or after the Effective Time by Buyer or any Company (excluding only accounts payable referred to in Section 1.3(a)(i)(D) and accounts payable being disputed (in good faith) by Sellers, the Companies or their Affiliates);

(D)	the amount, if any, by which: (I) the aggregate of all payments received or to be received by Sellers or their Affiliates (other than the Companies) in accordance with the Seller Hedges and the

Hedges entered into in accordance with Section 8.18(d) for periods after the Effective Time, exceeds (II) the aggregate of all costs, expenses, obligations and payments incurred or to be incurred by Sellers or their Affiliates (other than the Companies) in accordance with the Seller Hedges and the Hedges entered into in accordance with Section 8.18(d) for periods after the Effective Time;

(E)	an amount equal to any revenues prepaid to the Companies, Sellers or any of their Affiliates to the extent attributable to the ownership or operation of the Companies, the Midstream Assets or the Assigned Assets after the Effective Time;

(F)	an amount equal to any unearned capital expenditures prepaid to Sellers, the Companies or their Affiliates that any Company will be required to expend after the Effective Time;

(G)	if the aggregate amount expended by SWE Mississippi Pipeline, LLC to complete the Mechanicsburg Project exceeds $16.5 million and SWE Mississippi Pipeline, LLC’s actual average cost for the pipe purchased to complete the Mechanicsburg Project exceeds $18.51 per linear foot, an amount equal to the average actual price paid for that pipe in excess of $18.51 per linear foot multiplied by the total feet of pipe purchased for the Mechanicsburg Project, but not to exceed the aggregate amount expended by SWE Mississippi Pipeline, LLC to complete the Mechanicsburg Project in excess of $16.5 million;

(H)	an amount equal to any amount Buyer has paid, or any amount Buyer or any Company will be required to pay after the Closing Date, to purchase all of the outstanding membership interests of SWE Mississippi Pipeline, LLC, a Delaware limited liability company owned by Southwest Energy, L.P., a Texas limited partnership (but excluding the amount of any “Project Costs”, as such term is defined in that certain Limited Liability Company Agreement of SWE Mississippi Pipeline, LLC) up to, but not exceeding, $1.5 million; and

(I)	the amount of $233,000 attributable to anticipated upgrades to the Gregory Plant cooling project.
(iii)	increased or decreased as otherwise mutually agreed upon by Sellers and Buyer.
     (b) No later than ten Business Days prior to the Closing Date, Sellers will prepare and submit to Buyer a statement setting forth, in reasonable detail, Sellers’ good faith and reasonable computation of the estimated adjustments to the Purchase Price described in Section 1.3(a), as applicable. Sellers will furnish to Buyer, together with such computation, copies of back-up and other supporting information and such other documentation as Buyer may reasonably request that reasonably supports such computation. Buyer will have three Business Days after receipt of Sellers’ statement to review such statement. If Buyer fails to give notice of objection within the three Business Day period, then Sellers’ statement will be used for the purpose of determining the Adjusted Purchase Price. If Buyer, in good faith, objects to any portion of such statement, it will notify Seller in writing (setting forth, in reasonable detail, the reasons for such objections and, to the extent reasonably determinable by Buyer, Buyer’s computation of the adjustments to the Purchase Price) within three Business Days of receipt of Sellers’ statement and Buyer and Sellers will endeavor in good faith to resolve any disputed matters prior to Closing. If Buyer and Sellers resolve all disputed matters prior to the Closing Date, the Adjusted Purchase Price at Closing will be that mutually agreed amount. If Buyer and Sellers are unable to so resolve all disputed matters prior to Closing, the Adjusted Purchase Price at Closing will be based on Sellers’ statement (including any amount still being disputed by Buyer, which is the “Disputed Amount”) and any further adjustments and the resolution of the Disputed Amount will be made only in accordance with Section 1.3(c). At least one Business Day prior to the Closing Date, Sellers will notify Buyer in writing of the allocation of the Adjusted Purchase Price between Sellers and wiring instructions for payment. The Adjusted Purchase Price will be paid to Sellers at Closing in immediately available funds by confirmed wire transfer to a bank account or accounts designated by Sellers.
     (c) Within 90 days after the Closing Date, Buyer will cause to be prepared and delivered to Sellers a statement (the “Final Settlement Statement”) setting forth the amount of the final adjustments to the Purchase Price determined reasonably and in good faith in accordance with Section 1.3(a) (together with supporting documentation used by Buyer in calculating each such amount and otherwise in preparing the Final Settlement Statement and such other documentation as Sellers may reasonably request). Sellers will cooperate in good faith with Buyer in the preparation of the Final Settlement Statement, and will promptly, but in any event within 10 days after request, provide Buyer with, or access to, all documentation in Sellers’ or its Affiliates’ (other than the Companies’) possession related to the Final Settlement Statement reasonably requested by Buyer. Within 30 days after the Final Settlement Statement is delivered to Seller, Seller will complete its examination thereof and may deliver to Buyer a written report setting forth in reasonable detail any objections or, to the extent reasonably determinable by Sellers, proposed adjustments to the Final Settlement Statement (the “Objection Notice”). Any objections or proposed adjustments that are not included in a proper Objection Notice delivered to Buyer within 30 days after Sellers’ receipt of the Final Settlement Statement are irrevocably waived and released by Sellers. Sellers and Buyer will each use Reasonable Efforts to resolve any objections to the Final Settlement Statement as described in the Objection Notice. If final resolution of such objections is not obtained within 30 days following the delivery of the Objection Notice, Sellers and Buyer will refer any unresolved objections to the Referral Firm for its resolution. The resolution by the Referral Firm will be binding on Sellers and Buyer, and will be final and non-appealable. Sellers will bear 50%, and Buyer will bear 50%, of the fees and expenses of the Referral Firm.
     (d) Upon the resolution of the adjustments to the Purchase Price in accordance with Section 1.3(c) (whether by agreement of Sellers and Buyer (including Sellers’ failure to timely deliver an Objection Notice) or as determined by the Referral Firm), the amount of the Purchase Price as so adjusted will be the “Post-Closing Adjusted Purchase Price.” Within three Business Days after the determination of the Post-Closing Adjusted Purchase Price: (i) Buyer will tender to

Sellers cash equal to the aggregate positive excess of the Post-Closing Adjusted Purchase Price over the Adjusted Purchase Price or (ii) Sellers will, jointly and severally, tender to Buyer cash equal to the aggregate positive excess of the Adjusted Purchase Price over the Post-Closing Adjusted Purchase Price. Upon the resolution of the adjustments to the Purchase Price in accordance with Section 1.3(c) (whether by agreement of Sellers and Buyer (including Sellers’ failure to timely deliver the Objection Notice) or as determined by the Referral Firm), there will be no further adjustments to the Purchase Price (or Post-Closing Adjusted Purchase Price), except to the extent, and for the purposes, provided in Section 11.9 and with respect to Taxes as provided in Section 8.7.
ARTICLE II
CLOSING; CLOSING DELIVERABLES
     Section 2.1 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the Dallas, Texas offices of Sellers or their counsel, commencing at 10:00 a.m., local time, on: (i) the later of (A) July 31, 2009, and (B) the first Business Day after which all conditions to the obligations of Sellers and Buyer to consummate these transactions (other those conditions to be satisfied at Closing by Sellers and Buyer) are, and have been for a period of at least seven (7) Business Days, satisfied or waived, or (ii) such other date as Sellers and Buyer mutually agree. The date on which Closing will occur is the “Closing Date.”
     Section 2.2 Deliveries at the Closing.
     (a) At the Closing, Sellers will deliver, or cause to be delivered, to Buyer:
     (i) the certificates referred to in Section 9.2(c).
     (ii) an assignment executed and delivered by each Seller of that Seller’s Interests, which assignment is substantially in the form of the instrument attached to this Agreement as Exhibit A and effective as of 9:00 a.m. local Dallas, Texas time on the later of (A) August 1, 2009, and (B) the first day of the calendar month in which Closing occurs (the “Effective Time”);
     (iii) a counterpart original of the Transition Services Agreement executed by Crosstex Energy;
     (iv) evidence reasonably satisfactory to Buyer that concurrently with the Closing, all Liens relating to the Interests, and all Liens (other than Permitted Liens) relating to the Midstream Assets and the Assigned Assets will be released;
     (v) the original minute books of each Company;
     (vi) copies of all Required Consents, with those consents being in full force and effect at the time of Closing, or an Alternative Arrangement pursuant to Section 8.31;
     (vii) a FIRPTA affidavit under U.S. Treasury Regulation Section 1.1445-2(b)(2) certifying the non-foreign status of Sellers;

     (viii) a legal opinion rendered by Mack & Matheson PLLC in substantially the form attached as Exhibit B, which opinion Buyer will be entitled to deliver to any lenders providing debt financing relating to the Closing of the transactions contemplated by this Agreement;
     (ix) a certificate of the Secretary of State of the jurisdiction of formation of each Company as to the legal existence and good standing of each Company;
     (x) Sellers’ Letters of Credit;
     (xi) evidence that Buyer and its subsidiaries have been named as additional insureds under that certain Pollution Legal Liability Select Policy No. PLS/CCC2678492 from American International Specialty Lines Insurance Company, all in a manner reasonably acceptable to Buyer;
     (xii) evidence that TRC Companies, Inc. (“TRC”) has consented to the assignment of the Conroe Exit Strategy Contract by and between Duke Energy Field Services, LP, and TRC, dated June 26, 2003, as amended by that certain letter agreement dated June 27, 2003, between Crosstex Energy and TRC, and has acknowledged the legal validity and effect of such agreement and TRC’s obligations thereunder, all in a manner reasonably acceptable to Buyer; and
     (xiii) other closing deliverables, if any, as agreed by Buyer and Sellers.
       (b) At the Closing, Buyer will deliver, or cause to be delivered to Sellers:
     (i) the certificates referred to in Section 9.1(c);
     (ii) the Adjusted Purchase Price, payable in accordance with Section 1.3(b);
     (iii) a counterpart original of the Transition Services Agreement executed by Buyer, together with any initial payment due at Closing in accordance with the Transition Services Agreement; and
     (iv) other closing deliverables, if any, as agreed by Buyer and Sellers.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLERS
     Except as set forth in the Disclosure Schedule, each Seller jointly and severally represents and warrants to Buyer that:
     Section 3.1 Title to Interests. Sellers have good, valid, and marketable title to, and are the record and beneficial owners of, all of the Interests, free and clear of all Liens, other than (i) restrictions on transfer that may be imposed by federal or state securities laws or the Governing Documents of the Companies, (ii) restrictions on transfer that are cancelled as of the Closing and (iii) Liens to be released at Closing. Upon consummation of the transactions contemplated hereby Buyer will acquire good, valid, and marketable title to all of the Interests, free and clear of all Liens, other than those that may arise by virtue of any actions taken by or on behalf of Buyer or its Affiliates. Immediately after the Closing, the Interests will constitute 100% of the equity interests in each Company.
     Section 3.2 Organization and Standing. Each Seller is duly organized, validly existing and in good standing under the laws of the State of Delaware.
     Section 3.3 Authority. Each Seller has all requisite limited liability company or limited partnership power and authority to execute, deliver, and perform this Agreement and each other agreement, instrument, or document executed or to be executed by such Seller in connection with the transactions contemplated hereby to which it is a party and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each Seller and constitutes, and each other agreement, instrument, or document executed or to be executed by such Seller in connection with the transactions contemplated hereby has been, or when executed will be, duly executed and delivered by such Seller and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of such Seller, enforceable against such Seller in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other laws affecting or relating to the enforcement of creditors’ rights generally and the application of general principles of equity (regardless of whether that enforceability is considered in a proceeding at law or in equity).
     Section 3.4 Non-Contravention. Except as set forth in Section 3.4 of the Disclosure Schedule, the execution, delivery, and performance by each Seller of this Agreement and each other agreement, instrument, or document executed or to be executed by such Seller in connection with the transactions contemplated by this Agreement to which such Seller is a party and the consummation by such Seller of the transactions contemplated hereby and thereby (i) do not and will not conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation, or acceleration under, any bond, debenture, note, mortgage or indenture, or any material contract, agreement, or other material instrument or obligation to which a Seller is a party or by which a Seller or any of a Seller’s properties may be bound, or (ii) do not or will not materially violate any Applicable Law binding upon a Seller.
     Section 3.5 Approvals. Except in connection with the HSR Act or as provided in the Credit Facilities, in Section 8.20 of this Agreement, or in Section 3.5 of the Disclosure Schedule, no consent, approval, order, or authorization of, or declaration, filing, or registration with, any Governmental Entity or of any third Person is required to be obtained or made by Seller in connection with the execution, delivery, or performance by Seller of this Agreement, each other agreement, instrument, or document executed or to be executed by Seller in connection with the transactions contemplated hereby to which Seller is a party or the consummation by Seller of the transactions contemplated hereby and thereby.
     Section 3.6 Pending Litigation. There are no Proceedings pending or, to the Knowledge of Sellers, threatened, in which a Seller is or may be a party affecting the execution and delivery of this Agreement by such Seller or the consummation of the transactions contemplated hereby by such Seller.

     Section 3.7 Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, or being contemplated by, or, to the Knowledge of Sellers, threatened against, any Seller or any Company and, to Sellers’ Knowledge, there are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or threatened against any counterparty to a Company Contract. Sellers believe that the Adjusted Purchase Price payable by Buyer for the Interests and Assigned Assets pursuant to this Agreement represents a fair value of the Companies and Assigned Assets as a going concern. Sellers have considered alternative proposals and have engaged in discussions with others concerning the potential sale of the Interests and Assigned Assets, and the Adjusted Purchase Price represents a fair value for a sale of the Interests and Assigned Assets, based upon the factors considered by Sellers.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANIES
     Except as provided in the Disclosure Schedule, each Seller, jointly and severally, represents and warrants to Buyer that:
     Section 4.1 Organization. Each Company is duly organized, validly existing and in good standing under the laws of the state of its organization and has all requisite limited partnership power and authority to carry on its business as now being conducted. Each Company is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary. No Proceedings to dissolve any Company are pending, or to the Knowledge of Sellers, threatened.
     Section 4.2 Governing Documents. The Companies have made available to Buyer accurate and complete copies of (i) the Governing Documents of each Company, as amended to the date hereof, and (ii) the minutes of all meetings of the respective board of managers (or other similar governing body) of each Company, any committees of such boards or other bodies, and the members, shareholders or other equity holders of each Company (and all consents in lieu of such meetings). Such Governing Documents, minutes, and consents accurately reflect the equity ownership of each Company and all actions taken by the board of managers, other governing body, committees and equity owners.
     Section 4.3 Capital Structure. No partnership interests or other equity of any Company are subject to, nor have any been issued in violation of, preemptive or similar rights. Except for the Interests and the rights created by this Agreement, none of the following are outstanding or in existence and there are no outstanding obligations of any Company to repurchase, redeem, or otherwise acquire any: (i) partnership interests or other equity or debt securities of any Company, (ii) securities of any Company convertible into or exchangeable for partnership interests or other securities or equity interests of any Company, (iii) options or other rights to acquire from any Company or any Seller, and there is no obligation of any Company to issue or sell, any partnership interests or other securities or equity interests of any Company or any securities of any Company convertible into or exchangeable for such partnership interests or other securities or equity interests, or (iv) equity equivalents, phantom equity rights, appreciation rights, interests in the ownership or earnings, or other similar rights of or with respect to any Company.

     Section 4.4 Power and Authority. Each Company has all requisite limited partnership power and authority to execute, deliver, and perform its obligations under this Agreement and each other agreement, instrument, or document executed or to be executed by such Company in connection with the transactions contemplated hereby to which it is a party. Each Company has all requisite limited partnership power and authority to conduct its business generally in the manner that it is currently being conducted. The execution, delivery, and performance by each Company of this Agreement and each other agreement, instrument, or document executed or to be executed by such Company in connection with the transactions contemplated hereby to which it is a party have been duly authorized by all necessary action of such Company.
     Section 4.5 Valid and Binding Agreement. This Agreement has been duly executed and delivered by each Company and constitutes, and each other agreement, instrument, or document executed or to be executed by such Company in connection with the transactions contemplated hereby to which it is a party has been, or when executed will be, duly executed and delivered by such Company, and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of such Company, enforceable against it in accordance with its respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other laws affecting or relating to the enforcement of creditors’ rights generally and the application of general principles of equity (regardless of whether that enforceability is considered in a proceeding at law or in equity).
     Section 4.6 Non-Contravention. Except as set forth in Section 4.6 of the Disclosure Schedule, the execution, delivery, and performance by each Company of its respective obligations under this Agreement and each other agreement, instrument, or document executed or to be executed by each Company in connection with the transactions contemplated by this Agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby do not and will not (i) conflict with or result in a material violation of such Company’s Governing Documents, (ii) result in a material breach or material violation of, or constitute (with or without the giving of notice or the passage of time or both) a material default under, or give rise (with or without the giving of notice or the passage of time or both) to, any right of termination, cancellation, or acceleration under, any bond, debenture, note, mortgage or indenture, or any material contract, agreement or other instrument, Permit or obligation to which any Company is a party or by which any Company’s properties or the Assigned Assets may be bound, (iii) result in the creation or imposition of any Lien (other than Permitted Liens) on the Interests, any Company’s properties or other assets or the Assigned Assets, or (iv) materially violate any Applicable Law binding upon any Company.
     Section 4.7 Approvals. Except as set forth in Section 4.7 of the Disclosure Schedule: (i) the execution, delivery, or performance by a Company of its obligations under this Agreement, each other agreement, instrument, or document executed or to be executed by a Company in connection with the transactions contemplated hereby to which it is a party or the consummation of the transactions contemplated hereby and thereby including the assignment of Assigned Assets in accordance with Section 8.15 does not (A) require any waiver, consent, approval, order, or authorization of, or declaration, filing, or registration with, any Governmental Entity or of any third Person or otherwise give any Person any additional rights under any contract, instrument or understanding to which any Company is a party or by which any Company’s properties or other assets or the Assigned Assets are bound, or (B) change any material economic terms of any Company Contract.

     Section 4.8 Subsidiaries. Except for the Subsidiaries, no Company owns, directly or indirectly, any capital stock of, or other equity or ownership interest in, any Person.
     Section 4.9 Financial Information.
     (a) Section 4.9 of the Disclosure Schedule sets forth accurate and complete copies of statements of direct revenues and expenses for the Midstream Assets and the Assigned Assets for calendar years 2007 and 2008 and for the calendar months January, February, March and April 2009 (the “Financial Information”). The Financial Information has been prepared from the books and records of Crosstex Energy, L.P. and its consolidated subsidiaries on an accrual basis of accounting and fairly present in all material respects the costs and results of operations relating to the Companies and the Assigned Assets for the periods covered thereby
     (b) Section 4.9(b) of the Disclosure Schedule sets forth (i) all accounts payable of the Companies, Sellers and their Affiliates as reflected in the Companies’, Sellers’ and their Affiliates’ books and records as of April 30, 2009, relating to the projects listed in Section 1.3(a)(i)(D) of the Disclosure Schedule, (ii) the capital expenditures paid by the Companies, Sellers and their Affiliates prior to April 30, 2009, relating to the projects listed in Section 1.3(a)(i)(D) of the Disclosure Schedule, (iii) capital expenditures (both paid and incurred but not paid) after April 30, 2009, to the date hereof relating to the projects listed in Section 1.3(a)(i)(D) of the Disclosure Schedule, and (iv) the amount of capital expenditures planned as of the date hereof to be made during the balance of the current calendar year relating thereto.
     (c) Except as set forth Section 4.9(c) of the Disclosure Schedule, no Company is obligated by virtue of a take or pay payment, advance payment or other similar payment received prior to the Effective Time, to perform services or deliver Hydrocarbons after the Closing Date without receiving payment therefor at or after the time of delivery.
     (d) Section 4.9(d)(i) and (ii) of the Disclosure Schedule sets forth all Company Imbalances and Third Person Imbalances associated with the Companies and the Assigned Assets as of April 30, 2009 and an estimate of all Company Imbalances and Third Person Imbalances associated with the Companies and the Assigned Assets as of May 31, 2009. Since May 31, 2009, no Company has incurred any imbalances other than in the Ordinary Course of Business. Imbalances at the Effective Time that are associated with the agreements identified in Section 4.9(d)(i) of the Disclosure Schedule will be subject to the adjustments provided in Sections 1.3(a)(i)(E) and (ii)(A), and are referred to as “Company Imbalances.” Imbalances at the Effective Time that are associated with the agreements identified in Section 4.9(d)(ii) of the Disclosure Schedule will not be subject to the adjustments provided in Sections 1.3(a)(i)(E) and (ii)(A), but will be retained by the Companies, and are referred to as “Third Person Imbalances.” Imbalances at the Effective Time that are associated with the agreements that do not constitute Company Imbalances or Third Person Imbalances will be not be subject to the adjustments provided in Sections 1.3(a)(i)(E) and (ii)(A), but will be, if negative, payable by Sellers in accordance with Section 8.21, and if positive, an Excluded Asset subject to Section 8.22, and are referred to as “Seller Imbalances.”
     (e) Section 4.9(e) of the Disclosure Schedule sets forth a list of all funds held in suspense by Sellers or any Company on the date hereof that are attributable to the Companies or any Assigned Assets and the reason they are being held in suspense, the agreement or agreements under which such funds are being held and the name or names of the Persons claiming such funds or to whom such funds are owed.
     (f) Section 4.9(f) of the Disclosure Schedule sets forth as of April 30, 2009, a list of all amounts prepaid by the Companies, Sellers or any of their Affiliates as reflected in the Companies’, Sellers’ and their Affiliates’ books and records for any leases, Permits, Easements or other costs attributable to the Companies, the Midstream Assets or the Assigned Assets after April 30, 2009.
     (g) Section 4.9(g) of the Disclosure Schedule sets forth as of April 30, 2009, a list of all estimated deposits, bonds or other amounts pre-paid by the Companies, Sellers or any of their Affiliates as reflected in the Companies’, Sellers’ and their Affiliates’ books and records that relate to the Companies, the Midstream Assets or the Assigned Assets after April 30, 2009.
     (h) Section 4.9(h) of the Disclosure Schedule sets forth, in effect as of the date of this Agreement, all Seller Hedges. For the avoidance of doubt, Sellers and Buyer agree that the amounts referenced in Section 4.9(b), Section 4.9(f) or Section 4.9(g) or set forth in corresponding sections of the Disclosure Schedule are not determinative for purposes of Section 1.3.
     Section 4.10 Proceedings. Except as set forth in Section 4.10 of the Disclosure Schedule, there are no Proceedings pending or, to the Knowledge of Sellers, threatened, against or affecting, any Company, or any of its properties or the Assigned Assets. There are no Proceedings pending or, to the Knowledge of Sellers, threatened, in which the Company is or may be a party affecting the execution and delivery of this Agreement by the Company or the consummation of the transactions contemplated hereby by the Company. Neither the Companies nor any of the Assigned Assets are bound by any Order that: (i) requires further performance, and (ii) was issued only to (A) one or more of the Companies, a Seller or any of its Affiliates and that affects the Midstream Assets or the Assigned Assets, or (B) only with respect to the Midstream Assets or the Assigned Assets or (c) both (A) and (B).
     Section 4.11 Compliance with Laws; Permits. Except as set forth in Section 4.11(a) of the Disclosure Schedule, each Company is and, during Sellers’ and its Affiliate’s ownership of the Interests in the Company and the Assigned Assets, has been (and the Assigned Assets have been), in compliance in all material respects with all Applicable Laws, and during Sellers’ and its Affiliate’s ownership of the Interests in the Company and the Assigned Assets, neither Seller nor any Company has received any written notice from any Governmental Entity or any other Person that any Company is (or any of the Assigned Assets are) in material violation of, or has materially violated, any Applicable Laws. Each Company has in effect all material federal, state and local governmental Permits reasonably necessary for it to own, lease or operate its properties and assets and to carry on its business, in each case as now conducted, including those Permits that are listed in Section 4.11(b) of the Disclosure Schedule (such Permits listed in Section 4.11(b) of the Disclosure Schedule being the “Material Permits”), and there has occurred no material default under any Material Permit. Neither the execution and delivery of this Agreement by Sellers or the Company nor the consummation by Sellers or the Company of the transactions contemplated hereby will result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to a right of termination or cancellation) of any Material

Permit. To the Knowledge of Sellers, the Material Permits grant all material licenses and permits of Governmental Entities that are necessary to conduct the business of the Companies (including the owning, operating and maintenance of the Pipeline and Plants, and any Assigned Assets) as presently being owned, operated and maintained, and the Material Permits are in full force and effect. Notwithstanding the foregoing, this Section 4.11 does not relate to Taxes or environmental Permits or other environmental matters.
     Section 4.12 Taxes. Except as disclosed in Section 4.12 of the Disclosure Schedule:
     (a) each Company is (and has been since its formation or with respect to CCNG Gathering and CCNG Transmission since being acquired by Sellers) a disregarded entity for federal tax purposes and, with respect to each state in which it is subject to tax, for state income tax purposes as defined in Treasury Regulation Sections 301.7701-1 to 301.7701-3 and applicable state tax provisions;
     (b) each Company has duly filed all material federal, state, local and foreign Tax Returns required to be filed by or with respect to such Company, the Midstream Assets and the Assigned Assets with the IRS or other applicable Tax authority and such Tax Returns have been prepared in accordance with Applicable Law in all material respects, and no extensions with respect to such Tax Returns have been requested or granted;
     (c) each Company (or its Affiliate, as applicable) has paid, or has adequate reserves to pay, all material Taxes due, or claimed by any Taxing authority to be due, from or with respect to such Company and with respect to the ownership and operation of the Midstream Assets and the Assigned Assets;
     (d) none of the Tax Returns filed by any Company with respect to the Midstream Assets and the Assigned Assets has been audited and there are no pending material issues that have been raised or material adjustments proposed or, to the Knowledge of Sellers, threatened by the IRS or any other Taxing authority in connection with any Tax Returns;
     (e) all material Taxes which any Company is required by Applicable Law to withhold and collect have been withheld and collected, and have been paid over to the proper authorities to the extent due and payable and such Company has made all material deposits required with respect to Taxes;
     (f) no waiver or extension of any statute of limitations as to any material federal, state, local, or foreign Tax matter has been given by or requested from any Company;
     (g) no portion of the Interests or any Company’s property or assets or any Assigned Asset is subject to any Liens (other than Permitted Liens) due to the non-payment of Taxes;
     (h) no Company is a party to or is bound by any tax sharing, tax allocation, tax indemnity or similar agreement or arrangement (whether or not written) and no Company has any liability for Taxes of any other Person under the Code or any analogous provision of any other Governmental Entity;

     (i) since its formation (or since its acquisition by Sellers with respect to CCNG Gathering and CCNG Transmission), no Company has engaged (and the Midstream Assets and the Assigned Assets have not been used) in a trade or business or a permanent establishment in any jurisdiction other than the United States, and no Company has, within the last five (5) years, been subject to taxation (including any withholding tax) in any jurisdiction other than the (i) United States or (ii) a jurisdiction in the United States;
     (j) no Company or any Seller (or, if a Seller is a disregarded entity within the meaning of Treasury Regulation Section 301.7701-3, the owner of such Seller who or which is not itself a disregarded entity) is a “foreign person” as defined in Code Section 1445(f)(3);
     (k) no Company has engaged in any transaction described in Treasury Regulation Section 1.6011-4(b);
     (l) no Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any (i) installment sale or open transaction disposition made on or prior to the Effective Time, or (ii) prepaid amount received on or prior to the Effective Time; and
     (m) no Company has received written notice from any jurisdiction asserting that the Company was required to file any Tax Return that has not been filed.
     For purposes of this Section, a Tax is due (and must therefore either be paid or adequately reserved against) only on the last date payment of such Tax can be made without interest or penalties, whether such payment is due in respect of estimated Taxes, withholding Taxes, required Tax credits or any other Tax.
     Section 4.13 Contracts.
     (a) Section 4.13(a) of the Disclosure Schedule sets forth a complete and accurate list of all the following agreements to which any Company is a party or bound or by which any of its properties or assets are subject or that are part of the Assigned Assets:
     (i) any contract covering compensation and employment or service of any officer or employee of any Company or relating to any loan from any Company to any officer, director or Affiliate of the Company;
     (ii) excluding the Credit Facilities, any indenture, mortgage, loan, credit or similar contract under which any Company has borrowed money, issued any note, bond, indenture or other evidence of indebtedness for borrowed money or sold and leased back assets;
     (iii) any Hedge to which any Company is a party;
     (iv) any guarantee by any Company of any obligation of another (other than another Company);

     (v) any agreement (other than Gas Contracts) that any Company reasonably expects will require expenditures by a Company or generate revenues payable to a Company in any 12-month period ending after the Closing Date in excess of $50,000; provided that the listing of an agreement on the Disclosure Schedule is not a representation or warranty that the agreement will require such expenditures or generate such revenues in such period in excess of $50,000;
     (vi) any contract with a Seller or any Affiliate of a Seller (other than the Transition Services Agreement) that will survive the Closing;
     (vii) any plan, contract or arrangement providing for bonuses, pensions, deferred compensation, retirement plan payments, profit sharing, incentive pay or any other employee right or benefit;
     (viii) any Gas Contract that any Company reasonably expects will require expenditures by a Company in any 12-month period ending after the Closing Date in excess of $50,000; provided that the listing of a Gas Contract on the Disclosure Schedule is not a representation or warranty that the Gas Contract will require such expenditures in such period in excess of $50,000;
     (ix) any Gas Contract that any Company reasonably expects will generate revenues to a Company in any 12-month period ending after the Closing Date in excess of $50,000; provided that the listing of a Gas Contract on the Disclosure Schedule is not a representation or warranty that the Gas Contract will generate such revenues in such period in excess of $50,000;
     (x) any agreement of indemnification outside the Ordinary Course of Business; and
     (xi) any agreement that limits, impedes, interferes with or restricts the ability of any Company to compete in or enter into or do any line of business in any geographic area.
     The contracts, agreements and arrangements described in clauses (i) through (xi) of this Section 4.13(a) are collectively the “Company Contracts.”
     (b) Except as set forth in Section 4.13(b) of the Disclosure Schedule, all Company Contracts are valid and binding agreements of the respective Company and, to the Knowledge of Sellers, enforceable against the parties thereto in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other laws affecting or relating to the enforcement of creditors’ rights generally and the application of general principles of equity (regardless of whether that enforceability is considered in a proceeding at law or in equity). Each Company has performed all material obligations required to have been performed and is not in material breach or material default under the respective Company Contracts, except for such breaches or defaults which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. No event has occurred, which after notice or lapse of time, or both, would constitute a material default by any Company, or to the Knowledge of Sellers, any other party to such Company Contract. Prior to the execution of this

Agreement, the Companies have furnished to Buyer true, correct and complete copies of each Company Contract and all written amendments, waivers and modifications thereto.
     (c) To Sellers’ Knowledge, prior to the execution of this Agreement, Buyer has been furnished true, correct and complete copies of each Gas Contract and all written amendments, waivers and modifications thereof.
     (d) Section 4.13(d) of the Disclosure Schedule sets forth all surety bonds, letters of credit, guaranties or similar arrangements relating to any Company (whether provided by Seller or any of its Affiliates).
     Section 4.14 Environmental Matters.
     (a) Except as set forth in Section 4.14 of the Disclosure Schedule, to Sellers’ Knowledge, the Company is and has been during Sellers’ and its Affiliate’s (while an Affiliate of Seller) ownership of the Interests in the Company (and the Assigned Assets are and have been during Sellers’ and its Affiliate’s (while an Affiliate of Seller) ownership of the Assigned Assets) in substantial compliance with all applicable Environmental Laws.
     (b) Except as set forth in Section 4.14 of the Disclosure Schedule, neither Seller nor any Company has received any written, nor, to the Knowledge of Sellers, verbal, order, notice or other communication regarding any current, unresolved material violation of any applicable Environmental Liabilities relating to any Company, the Midstream Assets or any Assigned Assets from (i) any Governmental Entity, (ii) the current or prior owner of any of the Midstream Assets or any Assigned Assets, or (iii) any other Person.
     (c) Each Company has in effect all material federal, state and local Permits required under Environmental Laws (all of which are listed in Section 4.14(c) of the Disclosure Schedule) that are reasonably necessary for it to own, lease or operate its properties and assets, and to carry on its business, in each case as now conducted and, during the period that Sellers and its Affiliates (while an Affiliate of Seller) has held a Permit there has occurred no material default under any such Permit.
     (d) The Companies have, to Sellers’ Knowledge, provided to Buyer true, correct and complete copies of all environmental audits, assessments, and other reports and studies in the Companies’ possession or control describing the environmental conditions of the Midstream Assets or the Assigned Assets or that materially bear on the Environmental Liabilities of any Company.
     (e) No Company has entered into or agreed to, nor to Sellers’ Knowledge is subject to, any outstanding consent arrangement with any Governmental Entity under any Environmental Law.
     (f) Except as described in Section 4.14 of the Disclosure Schedule, to Sellers’ Knowledge, since Sellers have owned the Company, such Company has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released Hazardous Substances except in compliance with Environmental Laws.

     (g) For purposes of this Section 4.14, “Environmental Liabilities” means any Damages or other responsibility arising from or under any Environmental Law and consisting of or relating to:
     (i) any environmental conditions or pollution (including on-site or off-site contamination and regulation of chemical substances or products);
     (ii) fines, penalties, judgments, awards, settlements, legal, or administrative Proceedings, damages, losses, claims, demands and response action, investigative, remedial, or inspection costs and expenses arising under Environmental Law; or
     (iii) any other compliance, corrective, investigative or remedial measures required under Environmental Law.
     (h) The terms “remedial” and “response action” include the types of activities covered by the Federal Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., as amended (“CERCLA”).
     Section 4.15 Insurance. Section 4.15 of the Disclosure Schedule is a list of all policies of insurance owned or held by Affiliates of any Company that insure the Midstream Assets and the Assigned Assets (such policies are Excluded Assets). Except as set forth in Section 4.15 of the Disclosure Schedule, there are no claims pending under such policies. To the Knowledge of Sellers, such policies are in full force and effect, satisfy in all material respects all requirements of Applicable Law and any agreements to which any Company is a party, and provide the types of insurance coverage that are generally customary for entities of similar size engaged in the Companies’ line of business.
     Section 4.16 Employee Related Matters.
     (a) No Company has any employees. Section 4.16 of the Disclosure Schedule sets forth a list of: (i) the Offered Employees and Additional Employees who are the employees of Crosstex Energy primarily responsible for the operation of the Midstream Assets; (ii) the name and dates of employment by Crosstex Energy of each Offered Employee and Additional Employee and (iii) the rate of remuneration for each Offered Employee and Additional Employee. No Offered Employee and no Additional Employee has any agreement or contract, written or verbal, regarding his or her employment.
     (b) None of the Companies sponsors, maintains, or contributes to, or has any obligation or liability under any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, or any other employee profit-sharing, incentive, deferred compensation, welfare, pension, retirement, severance, group insurance, stock option, bonus, and other employee benefit plan, arrangement, agreement, and practice that relates to employee benefits, or any employment agreement, bonus program and any other arrangement subject to the requirements of Section 409A of the Code (each an “Employee Benefit Plan” and collectively the “Employee Benefit Plans”), except to the extent that one or more of the Companies may be liable for any excise tax imposed under Section 4980B of the Code with respect to a group health plan as a result of being an ERISA Affiliate (as defined below) of Sellers. None of the

Companies has any binding obligation arising from any communication to any employee of the Companies or to any other person to modify any Employee Benefit Plan or to establish or implement any other material benefit plan, program, or arrangement.
     (c) Section 4.16 of the Disclosure Schedule sets forth a true, complete, and correct list of each Employee Benefit Plan sponsored, maintained or contributed to by Sellers that provides benefits for any of the Offered Employees or Additional Employees which may be used to determine Buyer’s compliance with its obligations under Section 8.6. Each such Employee Benefit Plan has been maintained, operated, and administered in all material respects in accordance with such Employee Benefit Plan’s respective terms, and in material compliance with all Applicable Laws, including ERISA and the Code. Sellers have delivered to Buyer true and complete copies of (i) all such Employee Benefit Plans and related trust agreements, annuity contracts, other funding instruments, (ii) the latest IRS determination letter, if any, obtained with respect to any such Employee Benefit Plan intended to be qualified or exempt under Section 401 or 501 of the Code, as applicable (a “Qualified Plan”); (iii) all summary plan descriptions for each such Employee Benefit Plan for which a summary plan description is required, if any, and summaries prepared for each other Employee Benefit Plan, if any, distributed to participants and beneficiaries, and (iv) any summaries of material modification concerning the Employee Benefit Plans. Each such Employee Benefit Plan that is intended to be a Qualified Plan is, and at the Closing Date will be, so qualified, both as to form and operation, and each trust created thereunder which is intended to be exempt from federal income tax under the provisions of Section 501(a) of the Code is, and at the Closing Date will be, so exempt and, to the Knowledge of Sellers, no event has occurred or condition exists that could adversely affect the qualified status of any such Qualified Plan or the exempt status of any such trust.
     (d) Neither the Companies nor any entity treated as a single employer with any of the Companies for the purposes of Section 414 of the Code (an “ERISA Affiliate”) have within the last six years had an obligation to contribute to, or had any liability, including any contingent liability, with respect to, a “defined benefit plan,” as defined in Section 3(35) of ERISA, a pension plan subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code, or a “multiemployer plan,” as defined in Section 3(37) of ERISA. Each “group health plan” (as such term is defined in Section 5000(b)(1) of the Code or Section 607(1) of ERISA) sponsored or maintained by the Companies or any ERISA Affiliate has been administered and operated in all respects in compliance with the applicable requirements of Part 6 of Section B of Title I of ERISA and Section 4980B of the Code.
     (e) With respect to each of Sellers’ Employee Benefit Plans that provides welfare benefits of the type described in Section 3(1) of ERISA, (i) no such plan provides medical or death benefits with respect to current or former employees or partners of the Companies beyond their termination of employment, other than coverage mandated by Sections 601-608 of ERISA and Section 4980B of the Code or applicable state law and (ii) each such plan has been administered in compliance with Sections 601-609 of ERISA and 4980B of the Code and, if applicable, state law.
     (f) No condition exists with respect to any of Sellers’ Employee Benefit Plan that could result in the Companies’ becoming liable directly or indirectly (by indemnification or otherwise) for any material excise tax or penalty under the Code or ERISA or for any other material liability, except as has already been satisfied.

     (g) No Offered Employee or Additional Employee who is entitled to a benefit under any Employee Benefit Plan that is subject to Section 409A of the Code has incurred or will incur any additional tax described in Section 409A(a)(1)(B) of the Code as a result of any the transactions contemplated by this Agreement.
     (h) No termination, retention, severance, or similar benefit will become payable, and no employee or partner of the Companies will be entitled to any additional benefits from the Company, as a result of the transactions contemplated by this Agreement except as contemplated by Sections 8.6(f) and (g).
     (i) All contributions to the Employee Benefit Plans that are due and owing to such Employee Benefit Plans on behalf of any Offered Employee or Additional Employee on or before the Closing in accordance with the terms of such plans, ERISA, or the Code have been timely made.
     (j) To the Knowledge of Sellers, no person who was engaged by any of the Companies as an independent contractor or in any other non-employee capacity is characterized or will be deemed to be an employee of the Companies under Applicable Laws, including for purposes of federal, state, and local income taxation, workers’ compensation, unemployment insurance and Employee Benefit Plan eligibility.
     (k) There are no collective bargaining agreements or other similar agreements, arrangements or understandings, written or oral, with employees as a group, to or by which any Company is a party or is bound. To Sellers’ Knowledge, there is no labor union organizing activity pending or threatened with respect to any Company.
     (l) On the Closing Date, no Company will have any liability for payment of wages, vacation or sick pay (whether accrued or otherwise), salaries, bonuses, pensions, contributions under any employee benefit plans or any other compensation, current or deferred, under any labor or employment contracts, whether oral or written, based upon or accruing with respect to those services of the employees performed prior to the Closing Date. No Seller or Company has established any rights on the part of any Offered Employees or Additional Employees to receive additional compensation from any Company with respect to any period before or after the Closing Date.
     (m) To the Knowledge of Sellers, no Offered Employee or Additional Employee intends to terminate his or her employment, nor does any Seller have a present intention to terminate the employment of any Offered Employee or Additional Employee. There are no administrative or other employment related matters pending or, to the Knowledge of Sellers, threatened before any Governmental Entity, relating to the employment of any Offered Employee or Additional Employee by Sellers or the Companies.
     (n) There are no workmen’s compensation or worker’s compensation claims, insured or uninsured, relating to Sellers’ or the Companies’ employment of any Offered Employee or Additional Employee, other than such claims set forth in Section 4.16(n) of the Disclosure Schedule. All amounts required by any statute, insurance policy, Governmental Entity or agreement to be paid by Sellers or the Companies into any workmen’s compensation or workers’

compensation loss or reserve fund, collateral fund, sinking fund or similar account have been duly paid into such fund or account as required.
     (o) Except as set forth in Section 4.16(o) of the Disclosure Schedule:
     (i) With respect to the Offered Employees and the Additional Employees, each Seller and each Company is in material compliance with all Applicable Laws respecting employment and employment practices (including all immigration and I-9 obligations), terms and conditions of employment, wages, hours of work and occupational safety and health, and is not engaged in any unfair labor practices as defined in the National Labor Relations Act or other Applicable Law; and
     (ii) there are no material controversies or claims pending, or to the Knowledge of Sellers, threatened between any of the Offered Employees or Additional Employees, on the one hand, and any Seller or any Company, on the other hand.
     Section 4.17 Intellectual Property. Except as listed in Section 4.17 of the Disclosure Schedule, to the Knowledge of Sellers, each Company either owns or has valid licenses or other rights to use all material patents, copyrights, trademarks, software, databases, engineering data, maps, interpretations and other technical information used in its business as presently conducted, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in the business of transportation, gathering, processing, treating, conditioning and sale of gas and liquid hydrocarbons. To the Knowledge of Sellers, no Company has infringed nor has it been claimed that any Company has infringed any patent, copyright, trademark or other intellectual property rights of any Person.
     Section 4.18 Properties.
     (a) Except as set forth in Section 4.18(a) of the Disclosure Schedule, no Seller or Company has received, within the preceding two-year period, any written notice of any adverse claim (that has not been resolved) to the title to any asset within the Midstream Assets or the Assigned Assets or with respect to any lease under which any asset included within the Midstream Assets or the Assigned Assets is held, and to the Knowledge of Sellers, there are no existing facts or circumstances that could give rise to such claim. There is no pending taking (whether permanent, temporary, whole or partial) of any part of the Midstream Assets or the Assigned Assets by reason of condemnation or, to the Knowledge of Sellers, the threat of condemnation.
     (b) Section 4.18(b) of the Disclosure Schedule sets forth a list of each parcel of real property in which any Company has a fee ownership interest (including any real property that is part of the Assigned Assets, but excluding the Easements) (collectively, the “Real Property Interests”). Each Company owns and has defensible title to the Real Property Interests free and clear of all Liens other than Permitted Liens and Liens identified in Section 4.18(b) of the Disclosure Schedule. To Sellers’ Knowledge, each Company has defensible title to all the material personal property that is used in connection with the conduct of the business of the Companies (except for the Excluded Assets), including all material portions of both the Midstream Assets and, as of the Closing Date, the Assigned Assets, in each case free and clear of all Liens other than Permitted Liens and Liens identified in Section 4.18(b) of the Disclosure Schedule.
     (c) Except as specified in Section 4.18(c) of the Disclosure Schedule, to Sellers’ Knowledge and except for Permitted Liens, (i) each Easement is valid, existing and enforceable, (ii) there is not any event that is reasonably expected to result in the termination, impairment or limitation of any Easement, (iii) no future payments of any kind are due under any Easement in order to maintain its existence, and (iv) the continuation, validity and enforceability of each Easement will not be disturbed or affected by the transactions contemplated by this Agreement.
     (d) Except as set forth in Section 4.18(d) of the Disclosure Schedule, there are no preferential rights to purchase, rights of first offer, rights of first refusal or similar rights that are applicable to any material portion of the Midstream Assets or Assigned Assets (including any that arise as a result of the transactions contemplated by this Agreement).
     Section 4.19 Brokers. Except for the amounts due by Sellers to Goldman, Sachs & Co., no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.
     Section 4.20 Absence of Certain Changes. Except as contemplated by this Agreement, since January 1, 2009, each Company has conducted its business only in the Ordinary Course of Business and there has not occurred any event, condition or occurrence that has had, or is reasonably expected to have, a Material Adverse Effect. Except as set forth in Section 4.21 of the Disclosure Schedule and except as expressly permitted by this Agreement, and without limiting the foregoing sentence, since January 1, 2009, Sellers have not caused any Company to, and no Company has:
     (a) borrowed any money or incurred indebtedness in excess of $25,000, singly, or $50,000 in the aggregate, other than (x) in the Ordinary Course of Business and (y) borrowings under the Credit Facilities;
     (b) sold, transferred, leased, licensed, assigned or otherwise disposed of any assets of any Company, other than with respect to Hydrocarbons, fixed assets or consumption in the Ordinary Course of Business;
     (c) mortgaged, pledged or subjected any of its assets to any Lien other than Permitted Liens or Liens securing the Credit Facilities;
     (d) entered into any Company Contract or amended, modified or consented to the termination of any Company Contract, except in the Ordinary Course of Business (including as described in Section 7.2(g) of the Disclosure Schedule);
     (e) suffered any theft, destruction or casualty loss of or to any property or properties owned or used by it, whether or not covered by insurance, with a value in excess of $25,000, singly, or $50,000 in the aggregate;
     (f) made any loans or advances to, or guarantees for the benefit of, any Person;

     (g) other than in the Ordinary Course of Business, surrendered, canceled or waived any material right or claim to the operation of the business of any Company, including any leases, Permits or certifications relating to the operation of its business that would, individually or in the aggregate, reasonably be expected to have a value or expense associated therewith in excess of $25,000, singly, or $50,000 in the aggregate;
     (h) settled any audit or other dispute relating to any Tax, changed any method of accounting for Tax purposes, amended any Tax Return, made or changed any Tax election, or entered into any agreement, arrangement, or settlement with respect to Taxes;
     (i) undertaken any change in accounting methods or practices, collection policies, pricing policies or payment policies;
     (j) made any payment or loan or advanced any amount to or in respect of, or entered into any agreement, arrangement or transaction with, any Seller or Affiliate of Sellers (other than another Company) other than in the Ordinary Course of Business or sold, transferred or leased any properties or assets (whether real, personal or mixed, tangible or intangible) to any Seller or an Affiliate of any Seller (other than another Company);
     (k) assumed or guaranteed, or, to Sellers’ Knowledge, created or incurred, any obligations or liabilities (whether absolute, accrued, contingent or otherwise and whether due or to become due) in excess of $25,000, singly, or $50,000 in the aggregate, except in the Ordinary Course of Business;
     (l) sold, transferred, assigned or issued any Interests or rights to purchase Interests;
     (m) agreed, whether in writing or otherwise, to do or commit to do or effect any of the foregoing.
     Section 4.21 Sufficiency of Assets. Without considering the effect of excluding the Excluded Assets, the effect of arrangements or services provided by a Seller or an Affiliate of Sellers that do not survive Closing or Permits that are not transferable, the Midstream Assets and Assigned Assets are and, at the Closing will be, sufficient to permit the conduct of the business of each Company in the manner presently conducted in all material respects.
     Section 4.22 Regulatory Filings. To the Knowledge of Sellers, all currently effective filings by or on behalf of each Company or relating to any Midstream Assets or any of the Assigned Assets with any Governmental Entity were made in compliance with all Applicable Laws.
     Section 4.23 Abandoned and Idle Pipelines. Except as set forth in Section 4.23 of the Disclosure Schedule, within the last five years, no Company has abandoned any pipelines. Section 4.23 of the Disclosure Schedule describes all pipelines that are part of the Midstream Assets or Assigned Assets but are idle or temporarily not in use at the present time (“Idle Pipelines”). All Idle Pipelines and associated surface interests related thereto are being properly maintained and tested in accordance with Ordinary Course of Business.

     Section 4.24 No Claims. No Seller or any of its Affiliates, other than pursuant to this Agreement or as otherwise contemplated by this Agreement, have assigned, sold or transferred, either by instrument in writing or otherwise, any right, title, interest, chose in action or claim which they may have with respect to any Company, any Midstream Assets or any Assigned Assets.
     Section 4.25 Customers and Producers. As of the date of this Agreement, no customer or producer set forth in Section 4.25 of the Disclosure Schedule, with respect to the Companies, the Midstream Assets or the Assigned Assets, has (a) terminated, or to Sellers’ Knowledge threatened to terminate, under a Gas Contract, its purchases from or provision of products and services to any Company, Sellers or their Affiliates that would result in a decrease to gross margin under that Gas Contract of at least $500,000 annually, or (b) reduced, or to Sellers’ Knowledge threatened to reduce, its contractual volume commitment under a Gas Contract to any Company, Sellers or their Affiliates that would result in a decrease to gross margin under that Gas Contract of at least $500,000 annually.
ARTICLE V
DISCLAIMER
EXCEPT AS SET FORTH IN THIS AGREEMENT, SELLERS DO NOT MAKE ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY, OR IMPLIED WITH RESPECT TO THE INTERESTS, ANY COMPANY, THE MIDSTREAM ASSETS OR ANY ASSIGNED ASSETS, AND EXCEPT AS SET FORTH IN THIS AGREEMENT, SELLERS HEREBY EXPRESSLY DISCLAIM ANY AND ALL OTHER REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE INTERESTS, ANY COMPANY, THE MIDSTREAM ASSETS OR ANY ASSIGNED ASSETS, SUCH DISCLAIMER INCLUDING ANY WARRANTY OR REPRESENTATION (EXPRESS, STATUTORY OR IMPLIED) AS TO: (I) THE CONDITION OF THE MIDSTREAM ASSETS OR ASSIGNED ASSETS, (II) FITNESS OF THE MIDSTREAM ASSETS OR ASSIGNED ASSETS FOR A PARTICULAR PURPOSE, (III) CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, AND (IV) THE ACCURACY OR COMPLETENESS OF ANY INFORMATION (OTHER THAN ANY INFORMATION REFERENCED IN THIS AGREEMENT) FURNISHED TO BUYER OR ITS REPRESENTATIVES, ADVISORS OR CONSULTANTS BY THE COMPANIES, SELLERS, SELLER’S AFFILIATES OR GOLDMAN, SACHS & CO., INCLUDING ANY INFORMATION IN ANY “DATA ROOM” OR “VIRTUAL DATA ROOM.”
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer represents to Sellers and the Companies that:
     Section 6.1 Organization. Buyer is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has requisite power and authority to carry on its business as now being conducted. Buyer is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary.

     Section 6.2 Power and Authority. Buyer has all requisite power and authority to execute, deliver, and perform this Agreement and each other agreement, instrument, or document executed or to be executed by Buyer in connection with the transactions contemplated hereby to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance by Buyer of this Agreement and each other agreement, instrument, or document executed or to be executed by Buyer in connection with the transactions contemplated hereby to which it is a party, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action of Buyer.
     Section 6.3 Valid and Binding Agreement. This Agreement has been duly executed and delivered by Buyer and constitutes, and each other agreement, instrument, or document executed or to be executed by Buyer in connection with the transactions contemplated hereby to which it is a party has been, or when executed will be, duly executed and delivered by Buyer, and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of Buyer, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other laws affecting or relating to the enforcement of creditors’ rights generally and the application of general principles of equity (regardless of whether that enforceability is considered in a proceeding at law or in equity).
     Section 6.4 Non-Contravention. The execution, delivery, and performance by Buyer of this Agreement and each other agreement, instrument, or document executed or to be executed by Buyer in connection with the transactions contemplated by this Agreement to which it is a party and the consummation by it of the transactions contemplated hereby and thereby do not and will not (i) conflict with or result in a violation of any provision of Buyer’s Governing Documents, (ii) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation, or acceleration under, any bond, debenture, note, mortgage or indenture, or any material contract, agreement, or other instrument or obligation to which Buyer is a party or by which Buyer or any of Buyer’s properties may be bound, or (iii) violate any Applicable Law binding upon Buyer.
     Section 6.5 Approvals. Except in connection with HSR Act, no consent, approval, order, or authorization of, or declaration, filing, or registration with, any Governmental Entity or of any third party is required to be obtained or made by Buyer in connection with the execution, delivery, or performance by Buyer of this Agreement, each other agreement, instrument, or document executed or to be executed by Buyer in connection with the transactions contemplated hereby to which it is a party or the consummation by it of the transactions contemplated hereby and thereby.
     Section 6.6 Proceedings. There are no Proceedings pending or, to Buyer’s Knowledge, threatened, in which Buyer is or may be a party affecting the execution and delivery of this Agreement by Buyer or the consummation of the transactions contemplated hereby by Buyer.
     Section 6.7 Financing. At the Closing, Buyer will have immediately available funds required to consummate the transactions contemplated in this Agreement.

     Section 6.8 Investment Experience. Buyer acknowledges that it can bear the economic risk of its investment in the Interests indefinitely, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Interests.
     Section 6.9 Restricted Securities. Buyer understands that the Interests will not have been registered pursuant to the Securities Act or any applicable state securities laws, that the Interests will be characterized as “restricted securities” under federal securities laws, and that under such laws and applicable regulations the Interests cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom.
     Section 6.10 Accredited Investor; Investment Intent. Buyer is an accredited investor as defined in Regulation D under the Securities Act. Buyer is acquiring the Interests for its own account for investment and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part thereof, except in compliance with applicable federal and state securities laws.
     Section 6.11 Independent Evaluation. Buyer is an experienced and knowledgeable investor in the business of owning and operating midstream natural gas assets and is aware of the risks of such business. Buyer has had access to the Midstream Assets, the Assigned Assets, the officers, consultants and other representatives of the Companies, Sellers and Sellers’ Affiliates, and the books, records and files of the Companies, Sellers and Sellers’ Affiliates relating to the Midstream Assets and the Assigned Assets. In making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied and will rely solely on (i) the basis of its own independent due diligence investigation of the Midstream Assets and the Assigned Assets and the provisions of this Agreement, and (ii) the representations and warranties made by Sellers in Articles III and IV. Buyer acknowledges that the Companies are in the business of handling, treating, processing, storing, transporting and disposing of Hazardous Materials.
     Section 6.12 Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer which any of the Companies or Sellers may be obligated to pay.
ARTICLE VII
CONDUCT OF COMPANIES PENDING CLOSING
     Section 7.1 Conduct and Preservation of Business. Except as expressly provided in this Agreement, during the period from the date of this Agreement to the Closing, Sellers will cause each Company to conduct its operations according to its Ordinary Course of Business and in material compliance with all Applicable Laws and will cause the Assigned Assets to be operated according to the Ordinary Course of Business consistent with its Affiliates’ past practice in the operation of the Assigned Assets and in material compliance with all Applicable Laws; provided that, the Companies, Sellers and Sellers’ Affiliates are not required to make capital expenditures (maintenance or growth) other than in accordance with the estimates for the projects set forth in Section 1.3(a)(i)(D) of the Disclosure Schedule.

     Section 7.2 Restrictions on Certain Actions. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, prior to the Closing, Sellers will not, without the prior written consent of Buyer (which will not be unreasonably withheld, delayed or conditioned), amend the Governing Documents of any Company or allow any Company to take, consent to or allow any of the following actions:
     (a) issue, sell, or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase, or otherwise) any partnership interests of any class or any other securities or equity equivalents in any Company;
     (b) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing a liquidation, dissolution, merger, consolidation, conversion, restructuring, recapitalization, or other reorganization of any Company;
     (c) other than any of the following that will terminate at Closing, (i) create, incur, guarantee, or assume any indebtedness for borrowed money or otherwise become liable or responsible for the obligations of any other Person; (ii) make any loans, advances, or capital contributions to, or investments in, any other Person; (iii) pledge or otherwise encumber the Interests or other equity securities of any Company; or (iv) mortgage or pledge any of its assets, tangible or intangible, or create or suffer to exist any Lien thereupon (other than Permitted Liens) or on the Assigned Assets;
     (d) (i) enter into, adopt, or (except as may be required by Applicable Laws) amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase, pension, retirement, deferred compensation, employment, severance, or other employee benefit agreement, trust, plan, fund, or other arrangement for the benefit or welfare of any director, officer, or employee; (ii) increase in any manner the compensation or fringe benefits of any director, officer, or employee; or (iii) pay to any director, officer, or employee any benefit not required by any employee benefit agreement, trust, plan, fund, or other arrangement as in effect on the date hereof;
     (e) acquire, sell, lease, transfer, or otherwise dispose of, directly or indirectly, any assets or allow its Affiliates to do any of the foregoing with respect to any of the Assigned Assets, except for (i) sales of Hydrocarbons in the Ordinary Course of Business, (ii) sales to Persons other than Sellers or their Affiliates of inventory and excess or obsolete assets in the Ordinary Course of Business or personal property in the Ordinary Course of Business that is either replaced by equivalent property or normally consumed in the operation of that Company’s business and (iii) the sale or other disposition of the Excluded Assets pursuant to Section 8.14;
     (f) acquire (by merger, consolidation, or acquisition of stock or assets or otherwise) any corporation, partnership, or other business organization or division thereof;
     (g) enter into any lease, contract, agreement, commitment, arrangement, right of way, easement or transaction outside the Ordinary Course of Business, or any lease, contract, agreement, commitment, arrangement, or transaction (i) which grants or creates any option, right of first refusal, call, put or other preferential right in favor of any third Person, (ii) for the purchase, sale, exchange, gathering, processing, treating and transportation of Hydrocarbons having a term of more than 12 months, (iii) except for any that terminate at Closing, which would constitute a Company Contract if in existence on the date of this Agreement, or (iv) enter into any contract, agreement or understanding with Seller or any of its Affiliates that would survive Closing; provided that Buyer’s consent is not required if a Company enters into a renewal of any of the foregoing described in subsections (ii) or (iii) of this Section 7.2(g) if (A) the structure of such agreement is not different from the previous agreement (for example, entering into a transportation agreement when the previous agreement was a purchase/sale agreement would constitute a different structure and would require Buyer’s consent), and (B) the margin reasonably expected to be generated under the renewal agreement is no more than $50,000 per year less than the previous agreement;
     (h) amend, modify, extend or change, or waive, release, grant, close out or transfer any material rights under, any Company Contract; provided that Buyer’s consent is not required if a Company enters into any of the foregoing described in this Section 7.2(h) if (A) the structure of such agreement is not substantially changed (for example, modifying the agreement to be a transportation agreement instead of a purchase/sale agreement would constitute a different structure and would require Buyer’s consent), and (B) the margin reasonably expected to be generated under any of the foregoing described in this Section 7.2(h) is no more than $50,000 per year less than before such arrangement;
     (i) declare any dividends or distributions that are payable after the Effective Time;
     (j) enter into, amend, modify, extend or change any Seller Hedges; or
     (k) agree in writing or otherwise to take any of the actions described in this Section 7.2.
     Section 7.3 Restrictions on Sellers. From the date of this Agreement until Closing, Sellers will not sell, convey, dispose of, pledge or otherwise encumber the Interests.
ARTICLE VIII
ADDITIONAL AGREEMENTS OF THE PARTIES
     Section 8.1 Access; Indemnification.
     (a) Subject to the terms of the Confidentiality Agreement, between the date of this Agreement and the Closing: (i) the Companies will give Buyer and Buyer’s authorized representatives reasonable access to the Companies’ and their Affiliates’ employees, offices, accounting and financial books, records, files and other similar documents and materials relating solely to the Companies, the Midstream Assets and the Assigned Assets to the extent in the Companies’ possession, custody or control and or which can be provided without undue effort or expense, save and except the Sales Information, and (ii) upon reasonable, advance written notice from Buyer to Sellers (that affords Sellers an opportunity to participate in such communications), Buyer may communicate directly with customers and suppliers of the Companies, the Midstream Assets and the Assigned Assets.
     (b) Buyer hereby agrees to indemnify, defend and hold each Company, each Seller, Affiliates of each Seller, and their respective owners, officers, directors, employees, agents,

representatives, contractors, successors, and assigns harmless from and against any and all of the following claims arising from Buyer’s inspecting and observing the Companies, the Midstream Assets and the Assigned Assets: (i) claims for personal injuries to or death of employees of Buyer, its contractors, agents, consultants, and representatives, and damage to the property of Buyer or others acting on behalf of Buyer, except for injuries or death caused by the gross negligence or willful misconduct of any Company, any Seller, any Seller Affiliate or their respective employees, contractors, agents, consultants, or representatives; and (ii) claims for personal injuries to or death of employees of any Company, any Seller, any Seller Affiliate or third Persons, and damage to the property of any Company, any Seller, any Seller Affiliate or third Persons, to the extent caused by Buyer. TO THE EXTENT PROVIDED ABOVE, THE FOREGOING INDEMNITY INCLUDES, AND THE PARTIES INTEND IT TO INCLUDE, AN INDEMNIFICATION OF THE INDEMNIFIED PARTIES FROM AND AGAINST CLAIMS ARISING OUT OF OR RESULTING, IN WHOLE OR PART, FROM THE CONDITION OF THE PROPERTY OR THE SOLE, JOINT, COMPARATIVE, OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF ANY OF THE INDEMNIFIED PARTIES. THE PARTIES HERETO AGREE THAT THE FOREGOING COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.
     Section 8.2 Confidentiality Agreement. The Confidentiality Agreement, except to the extent modified herein, will remain in full force and effect until Closing, at which time it will automatically terminate without further action by the parties to the Confidentiality Agreement.
     Section 8.3 Reasonable Efforts. Each party to this Agreement agrees that it will not voluntarily undertake any course of action inconsistent with the provisions of this Agreement and will use its Reasonable Efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper, or advisable under Applicable Laws to consummate the transactions contemplated by this Agreement, including, without limitation, (i) cooperation in determining whether any consents, approvals, orders, authorizations, waivers, declarations, filings, or registrations of or with any Governmental Entity or third Person are required in connection with the consummation of the transactions contemplated hereby; (ii) Reasonable Efforts to obtain any such consents, approvals, orders, authorizations, and waivers and to effect any such declarations, filings, and registrations; (iii) Reasonable Efforts to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby; (iv) Reasonable Efforts to defend, and cooperation in defending, all lawsuits or other legal Proceedings challenging this Agreement or the consummation of the transactions contemplated hereby; and (v) the execution of any additional instruments necessary to consummate the transactions contemplated by this Agreement.
     Section 8.4 Notice of Litigation. Until the Closing, (i) Buyer, upon learning of the same, will promptly notify the Companies and Sellers of any Proceeding which is commenced or threatened against Buyer and which affects this Agreement or the transactions contemplated hereby and (ii) each Seller, upon learning of the same, will promptly notify Buyer of any Proceeding which is commenced or threatened against that Seller or any Company and which affects this Agreement or the transactions contemplated hereby and any Proceeding which is commenced or threatened against any Company which would have been listed in Section 4.10 of the Disclosure Schedule if such Proceeding had arisen prior to the date of this Agreement.

     Section 8.5 Notification of Certain Matters.
     (a) Sellers will give prompt notice to Buyer of: (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which is reasonably expected to cause any representation or warranty made by such Seller in Article III or Article IV to be untrue at or prior to the Closing of which Sellers have Knowledge, (ii) any discovery that any representation or warranty of Sellers in Articles III and IV is untrue, and (iii) any failure of such Seller or any Company to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by such Seller or any Company hereunder prior to Closing. Buyer will give prompt notice to Sellers of: (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in Article VI to be untrue at or prior to the Closing, (ii) any discovery that any representation or warranty of Buyer in Article VI is untrue, and (iii) any failure of Buyer to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by Buyer hereunder prior to Closing.
     (b) The delivery of any notice or of any supplements or amendments to the Disclosure Schedule pursuant to this Section will not be deemed to: (i) modify the representations or warranties hereunder of the party delivering such notice, (ii) modify the conditions set forth in Article IX or (iii) limit or otherwise affect the remedies (if any) available under this Agreement to the party receiving such notice; provided, however, that if the Closing occurs, the Disclosure Schedule as so supplemented or amended as of the Closing with respect to such Post-Signing Event will be deemed to be the Disclosure Schedule for purposes of determining whether or not any breach of the representations and warranties of any Company has occurred.
     Section 8.6 Employee Matters.
     (a) Conditioned upon the Closing, Buyer will make offers of employment to each of the “Offered Employees” and may make offers of employment to any of the “Additional Employees” (each as defined below) that meet the requirements under this Section 8.6. Buyer: (i) must make such offers of employment to the Offered Employees within 15 Business Days after the date of this Agreement, and (ii) will make offers of employment to those Additional Employees Buyer elects to offer employment by the date mutually agreed by Sellers and Buyer (the applicable date being the “Offer Date”). Within 20 Business Days after the date of this Agreement, Buyer will conclude interviews of Additional Employees and will notify Sellers in writing of the Additional Employees (if any) whom Buyer desires to employ. Sellers and Buyer will then mutually agree as to the date when Buyer may extend offers to those Additional Employees. Each offer to an Offered Employee and an Additional Employee must include base wages equal to or greater than those currently in effect for that employee and comparable benefits (determined, in each case, based on the written disclosures provided to Buyer) at least as favorable in the aggregate to those currently in effect for each employee. The Offered Employees and Additional Employees must be provided at least five days to accept the offers. Buyer will notify Sellers in writing of the names of those Crosstex Energy employees who: (i) received offers of employment, (ii) accepted the offers and (iii) rejected the offers, in each case no later than five days after the expiration of the five-day period allowed to accept the offers. As of the Closing Date, Crosstex Energy will terminate and Buyer will hire those Offered Employees and Additional Employees accepting the offers at the compensation levels and with benefits and terms and conditions of employment required by this Section 8.6 (the “Transferred Employees”).

     (b) For purposes of this Section 8.6, “Offered Employees” and “Additional Employees” mean the Crosstex Energy employees so designated in Section 4.16 of the Disclosure Schedule.
     (c) Buyer must recognize the service that Crosstex Energy credits to each Transferred Employee in accordance with Crosstex Energy policies through the Closing Date as disclosed to Buyer in writing prior to the Closing for purposes of determining the number of vacation days and sick leave days to which each Transferred Employee will be entitled upon commencing employment with Buyer, eligibility to participate and vesting under all employee benefit plans and programs of Buyer or its Affiliates for which the Transferred Employees are eligible, eligibility for earlier than normal retirement and similar rights to commence benefits under any pension plan offered to Transferred Employees, and eligibility for retiree welfare benefits. To the extent permitted by Buyer’s plans, Buyer will offer each Transferred Employee medical insurance without any exclusions for pre-existing conditions.
     (d) Except as expressly provided in this Section 8.6, from the period beginning on the date of this Agreement and ending on the first anniversary of the date of this Agreement, Buyer and its Affiliates will not solicit, raid, encourage, entice or induce, directly or indirectly, any employee (or person who was an employee within the previous three months) of Sellers or their Affiliates or any other person who is under contract with or rendering services to Sellers or their Affiliates in an employee-like capacity in the day-to-day business operations of Sellers or their Affiliates, to (i) terminate his employment by, or contractual relationship with, Sellers or their Affiliates, (ii) refrain from extending or renewing the same (upon the same or new terms), (iii) refrain from rendering services to or for Sellers or their Affiliates, (iv) become employed by or to enter into contractual relations with any Persons other than Sellers or their Affiliates, or (v) enter into an employment or contractual relationship with a competitor of Sellers or their Affiliates; provided that, Buyer is not prohibited from utilizing a contractor that performs work for Persons other than Sellers and its Affiliates to the extent that such use does not in any manner interfere with Sellers’ or its Affiliates’ utilization of such contractor. From the period beginning on the date of this Agreement and ending on the first anniversary of the date of this Agreement, Sellers and their Affiliates will not solicit, raid, encourage, entice or induce, directly or indirectly, any employee (or person who was an employee within the previous three months) of Buyer or Buyer’s Affiliates (for the purposes of this sentence, after the Effective Time, Buyer’s Affiliates includes each Company) or any other person who is under contract with or rendering services to Buyer or any of its respective Affiliates in an employee-like capacity in the day-to-day business operations of Buyer or any of its Affiliates to (i) terminate his employment by, or contractual relationship with, Buyer or any of its Affiliates, (ii) refrain from extending or renewing the same (upon the same or new terms), (iii) refrain from rendering services to or for Buyer or any of its Affiliates, (iv) become employed by or to enter into contractual relations with any Persons other than Buyer or any of its Affiliates, or (v) enter into an employment or contractual relationship with a competitor of Buyer or any of its Affiliates. The restrictions set forth in this Section 8.6(d) will not apply to general solicitations by Buyer or Seller which are not directed at a specific individual. The covenants and undertakings contained in this Section 8.6(d) relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Section 8.6(d) will cause irreparable injury to the parties, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated. Therefore, without the necessity of proving actual damages, the non-breaching party will be entitled to an injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of this Section 8.6(d). The rights and remedies provided by this Section 8.6(d) are cumulative and in addition to any other rights and remedies which Sellers and Buyer may have under this Agreement or at law or in equity.
     (e) Within sixty (60) days following the Closing Date, Sellers will deliver to Buyer a list of the deductible expenses paid by each Transferred Employee under medical, dental and vision plans of Sellers or its Affiliates during the current plan year up to the Closing Date and the maximum deductible under that plan (the “Deductible Notice”). From and after the Closing Date through December 31, 2009, Buyer will reimburse each Transferred Employee for any and all amounts paid by such Transferred Employee that exceed the maximum deductible identified for such Transferred Employee on the Deductible Notice; provided, that the Transferred Employee provides to Buyer the explanation of benefits sent to them by their insurance provider as proof of such payment. This Section 8.6(e) does not obligate Buyer to reimburse a Transferred Employee for coinsurance or maximum out-of-pocket amounts.
     (f) If, within one year after the Closing Date, Buyer terminates (for any reason other than for good cause) or a Transferred Employee terminates her employment because she is transferred to a different work location greater than forty miles from her location immediately preceding Closing or her salary or other compensation is reduced, Buyer will pay to that Transferred Employee severance benefits in an amount calculated in accordance with Exhibit C. Regardless of any other provision in this Agreement, each Transferred Employee is intended to be a third party beneficiary with respect to, and will have the right to directly enforce, this Section 8.6.
     (g) If, within one year after the Closing Date, Buyer hires as an employee, or on a contract or consulting basis, any Offered Employee or Additional Employee that did not accept Buyer’s offer of employment pursuant to Section 8.6(a) (or, in the case of Additional Employees, that did not receive an offer of employment from Buyer), Buyer will pay to Sellers an amount equal to the severance benefits calculated in accordance with Section 8.6(f) as if such employee has been employed by Buyer and became entitled to severance benefits pursuant to Section 8.6(f).
     (h) Crosstex Energy will be responsible for discharging all obligations under the Worker Adjustment and Retraining Notification Act (29 U.S.C. § 2101, et seq.) (“WARN Act”) and similar applicable local laws for the notification of Offered Employees and Additional Employees of any “employment loss” within the meaning of the WARN Act and similar applicable local law which occurs prior to the Closing Date. Buyer acknowledges that it has not informed Crosstex Energy of any planned or contemplated decisions or actions by Buyer that would require the service of notice under the WARN Act. Buyer agrees that it will not take, or omit to take, any action that causes the notice provisions of the WARN Act to be applicable to the transactions contemplated by this Agreement; provided that Crosstex Energy will provide Buyer at Closing with a list of employees assigned to the Midstream Assets who have been terminated or notified of their termination during the sixty-day period ending on the Closing Date.
     (i) Crosstex Energy will be responsible for offering applicable health care continuation coverage (at the employee’s expense) with respect to Offered Employees and Additional Employees who terminate employment with Crosstex Energy on or before the Closing Date.

     Section 8.7 Taxes.
     (a) Sellers acknowledge that the Companies are disregarded entities for federal Tax purposes. Accordingly, Buyer and Sellers intend that the sale of the Interests will be treated for federal Tax purposes as a taxable sale of the Companies’ assets (including the Assigned Assets) for the Adjusted Purchase Price and the assumption of liabilities of the Companies. Buyer will be responsible and, as applicable, cause the Companies to pay, and Buyer agrees to hold harmless and indemnify Sellers, for any and all (i) Transfer Taxes, and (ii) Taxes of the Companies (and those attributable to the Assigned Assets) for all Post-Closing Straddle Periods and all tax periods beginning at or after the Effective Time. Sellers shall be jointly and severally responsible, and agree to hold harmless and indemnify Buyers and the Companies, for (i) Taxes of the Companies (and those attributable to the Assigned Assets) for all Pre-Closing Tax Periods, except as adjusted in Section 1.3(a)(ii)(B), (ii) all Taxes of the Companies (and those attributable to the Assigned Assets) for all Pre-Closing Straddle Periods, except as adjusted in Section 1.3(a)(ii)(B), and (iii) all Transaction Taxes. Buyer and Sellers agree not to take any position with respect to Taxes inconsistent with the intended tax treatment of this transaction and the provisions of this Section 8.7.
     (b) Sellers will prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of the Companies that are required to be filed after the Effective Time with respect to any Pre-Closing Tax Period (the “Pre-Closing Returns”). Sellers will pay or cause to be paid all Taxes imposed on the Company shown as due and owing on such Pre-Closing Returns and any amendments to such Tax Returns, except to the extent any such Taxes are taken into account in determining the Adjusted Purchase Price pursuant to Section 1.3. Sellers will prepare or cause to be prepared the respective Pre-Closing Returns consistently with the most recent customs and practices of the Company, unless otherwise by Applicable Law. Within a reasonable period of time prior to filing a Pre-Closing Return that might affect Buyer or a Company for any taxable period ending after the Effective Time, Sellers will furnish a copy of such Pre-Closing Return to Buyer.
     (c) Buyer will prepare or cause to be prepared any Tax Return covering a Straddle Period that is required to be filed after the Effective Time with respect to any of the Companies (the “Straddle Period Returns”) consistently with the most recent customs and practices of the Company (or its Affiliate, as applicable), unless otherwise required by Applicable Law. Within a reasonable period of time prior to the due date (including extensions) of any Straddle Period Return, Buyer will furnish a copy of such Straddle Period Return to Sellers, together with a request for Sellers’ payment to Buyer of the amount of Taxes attributable to the Pre-Closing Straddle Period and reasonable supporting documentation. If Sellers have no objections to the content of the Straddle Period Return, Sellers will pay Buyer the amount requested. Buyer will thereafter pay such amount to the Governmental Entity to which the Taxes are owed and provide reasonable documentation to Sellers confirming such payments within ten (10) days of the dates of such payments. Sellers will notify Buyer in writing of the existence of any comments or objections (specifying in reasonable detail the nature and basis of such comments or objections) of Sellers to any items set forth on the draft Straddle Period Return for the Company (a “Tax Dispute Notice”). Buyer and Sellers will consult and resolve in good faith any such objection. If Buyer and Sellers, notwithstanding such good faith effort, fail to resolve the dispute within thirty (30) days after the Tax Dispute Notice was delivered to Buyer, then Sellers and Buyer will submit such dispute to the Referral Firm. The resolution of the Referral Firm will be binding on Sellers and Buyer, and will be final and non-appealable. Sellers will bear 50%, and Buyer will bear 50%, of the fees and expenses of the Referral Firm. Notwithstanding the foregoing, the terms and provisions of this Section 8.7(c) will not prohibit Buyer from timely filing the Straddle Period Returns, but Buyer will file, or cause to be filed, an amended Straddle Period Return to the extent necessary to reflect the applicable parties’ agreed resolution of the objections contained in the Tax Dispute Notice or the determination of the Referral Firm after the original filing due date.
     (d) For purposes of allocating Taxes of the Company between that portion of the Straddle Period ending prior to the Effective Time (the “Pre-Closing Straddle Period”) and that portion of the Straddle Period beginning at the Effective Time (the “Post-Closing Straddle Period”), the portion of such Taxes related to the Pre-Closing Straddle Period will be deemed to be: (i) in the case of Taxes (other than income Taxes, franchise and margin Taxes, Taxes measured in whole or in part by reference to gross revenues or receipts, income, excise, employment, withholding, gross receipts and other similar Taxes and sales and use Taxes), equal to the amount of such Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Straddle Period and the denominator of which is the number of days in the Straddle Period, provided that Sellers will not be required to pay any Taxes to the extent such Taxes were taken into account in determining the Adjusted Purchase Price pursuant to Section 1.3; and (ii) in the case of income Taxes, franchise and margin Taxes, Taxes measured in whole or in part by reference to gross revenues or receipts, income, excise, employment, gross receipts and other similar Taxes and sales and use Taxes, will be allocated between the Pre-Closing Straddle Period and the Post-Closing Straddle Period as though the taxable year of the Company terminated based on interim closing of the books as of the Effective Time, and based on accounting methods, elections and conventions that do not have the effect of distorting income and expenses. All determinations necessary to give effect to the foregoing allocations will be made in a manner consistent with the past practice of the Company with respect to such items, unless otherwise required by Applicable Law.
     (e) Buyer will notify each Seller promptly after receipt by Buyer or any Affiliate of Buyer of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to a Pre-Closing Tax Period or Straddle Period for which a Seller may be liable under this Agreement (any such inquiry, claim, assessment, audit or similar event, a “Tax Matter”). Sellers, at their own expense, will have the exclusive authority to represent the interests of the Company for any Pre-Closing Tax Period with respect to any Tax Matter before the IRS or any other Governmental Entity involving the Company and will have the sole right to control the defense, compromise or other resolution of such Tax Matters, including responding to inquiries, filing Tax Returns and settling audits. Buyer will execute or cause to be executed powers of attorney or other documents necessary to enable Sellers to take all actions desired by Sellers with respect to such Tax Matters, but only with respect to Pre-Closing Tax Periods. Sellers may in their sole discretion pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any Governmental Entity with respect to such Tax Matter for any Pre-Closing Tax Period, and subject to Section 8.7(g), may initiate any claim for refund, file any amended return, or take any other action which is deemed appropriate by Sellers with respect to such Tax Matter, but only with respect to Pre-Closing Tax Periods. Sellers will keep Buyer fully and timely informed with respect to the commencement, status and nature of any Tax Matter over which Sellers have such exclusive authority. Notwithstanding the foregoing,

Sellers and Buyer will jointly control all proceedings in connection with any Tax Claim relating solely to Taxes for a Straddle Period, and will equally bear and pay costs and expenses related to such proceedings. No party will settle a Tax Matter relating solely to Taxes of the Companies for a Straddle Period without the other party’s prior written consent (which consent may not be unreasonably withheld, conditioned or delayed; and which consent will be considered to be unreasonably withheld if such settlement has no adverse effect on the other party).
     (f) Buyer and its Affiliates (including after the Closing, the Companies), on the one hand, and Sellers, on the other hand, will cooperate with each other in contesting any Tax Matter, which cooperation will include, without limitation, the retention and, at the contesting party’s request and expense, the provision of records and information which are reasonably relevant to such Tax Matter, and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Matter.
     (g) Sellers will not file or cause or permit to be filed any amended Tax Return for any Pre-Closing Tax Periods for any Company that may affect the Tax liability of Buyer or the Company for any Post-Closing Tax Period or Straddle Period without providing written notification to Buyer a reasonable time prior to filing such amended Tax Return and with due consideration to any timely comments received from Buyer in response to that notice. Buyer will not file or cause to be filed any amended Tax Returns covering any period or adjusting any Taxes for a period with respect to a Company which includes (i) any Pre-Closing Tax Period without the prior written consent of Sellers, which may be withheld in Sellers’ sole discretion, or (ii) a Straddle Period without the prior written consent of Sellers, which may not be unreasonably withheld or delayed.
     (h) Any refund or credits of Taxes paid or payable that are attributable to the Companies for any Pre-Closing Tax Period or any Pre-Closing Straddle Period will be for the account of Sellers. Any refunds or credits of Taxes paid or payable that are attributable to the Companies for any other taxable period will be for the account of Buyer. Buyer, if Sellers so request and at Sellers’ expense, will cause the Companies to file for and obtain any refunds or credits to which Sellers are entitled. Buyer will cause the Companies to forward to Sellers any such refund within ten (10) days after the refund is received (or reimburse Sellers for any such credit within ten (10) days after the credit is applied against another Tax liability); provided, however, that Sellers will indemnify Buyer for any amount paid pursuant to this Section 8.7(h) if any such refund or credit is subsequently disallowed.
     (i) The Adjusted Purchase Price (together with the liabilities of the Companies assumed by Buyer) will be allocated among the Companies’ assets (including the Assigned Assets) in accordance with Section 1060 of the Code and the Treasury regulations thereunder (and any similar provision of state or local law, as appropriate) (the “Allocation”). Buyer will provide a proposed Allocation to Sellers in writing at least fifteen (15) days prior to Closing, and thereafter Buyer and Sellers will act in good faith and reasonably cooperate with each other to agree on the final Allocation prior to the Closing. If said Allocation is agreed upon, Sellers and Buyer will report the transactions contemplated hereby on all Tax Returns, including, but not limited to Form 8594, in a manner consistent with the Allocation as adjusted to properly reflect the Post-Closing Adjusted Purchase Price. If, contrary to the intent of Sellers and Buyers as expressed in this Section 8.7(i) any Taxing authority makes or proposes an allocation different from the Allocation determined under this Section 8.7(i), Sellers and Buyer will cooperate with each other in good faith to contest such Taxing authority’s allocation (or proposed allocation); provided, however, that, after consultation with the party (or parties) adversely affected by such allocation (or proposed allocation), the other party (or parties) hereto may file such protective claims or Tax Returns as may be reasonably required to protect its (or their) interests.
     (j) Sellers and Buyer agree to furnish to each other at Closing or as soon thereafter as practicable any and all information and documents reasonably required to comply with Tax and financial reporting requirements and audits.
     (k) Sellers will be jointly and severally liable for all (i) Taxes that are imposed on the Company and/or its assets and businesses and Taxes that are attributable to the ownership or operation of the Midstream Assets and the Assigned Assets, in each case to the extent such Taxes are attributable to the operations of such businesses or the ownership of such assets during any taxable year ending prior to the Effective Time, except for those Taxes that are included in the Adjusted Purchase Price pursuant to the Final Settlement Statement, (ii) Taxes that are imposed on the Company and/or its assets and businesses, and Taxes which are attributable to the ownership or operation of the Midstream Assets and the Assigned Assets, in each case to the extent such Taxes are attributable to the operations of such businesses or the ownership of such assets during the portion of any Straddle Period ending prior to the Effective Time (determined in the manner specified in Section 8.7(d)), except for those Taxes that are included in the Adjusted Purchase Price pursuant to the Final Settlement Statement, (iii) all Transaction Taxes, and (iv) all Tax liabilities of Crosstex DC Gathering Company, J.V. regardless of whether incurred before or after the Closing Date.
     (l) To the extent the ad valorem, property or similar Taxes taken into account in determining the Post-Closing Adjusted Purchase Price exceed the actual amount of said Taxes payable for the Pre-Closing Straddle Period, Buyer will cause the Companies to pay said excess amount to Sellers within ten (10) days after the actual amount of said Taxes allocable to the Pre-Closing Straddle Period is determined. To the extent the ad valorem, property or similar Taxes taken into account in determining the Post-Closing Adjusted Purchase Price are less than the actual amount of said Taxes payable for the Pre-Closing Straddle Period, Sellers will pay the amount of the shortfall to Buyer within ten (10) days after the actual amount of said Taxes allocable to the Pre-Closing Straddle Period is determined.
     (m) Sellers shall cause each of Javelina Marketing, Javelina NGL and any newly-formed entity that will become a “Company” by virtue of Section 8.15 to obtain a Texas tax identification number prior to the Effective Time and furnish such information to Buyer at Closing.
     Section 8.8 Fees and Expenses. All fees and expenses incurred in connection with this Agreement by Sellers and the Companies will be borne by and paid by Sellers, regardless of whether or not the transactions contemplated hereby are consummated. All amounts due and owing Goldman, Sachs & Co. by Sellers and/or Companies in respect of the transactions hereunder will be borne by and paid by Sellers. All expenses incurred in connection with this Agreement by Buyer will be borne by and paid by Buyer, regardless of whether or not the transactions contemplated hereby are consummated.

     Section 8.9 Public Announcements. If Buyer or Sellers desire to issue any press release or make any statement to the public generally with respect to this Agreement or the transactions contemplated hereby, the party desiring to issue a release or make a statement will obtain the prior consent of the other party (except as otherwise provided in this Section 8.9). If Buyer or Sellers request consent to issue a press release or make a public statement, the party receiving the request will not unreasonably withhold or delay the consent, if the consent is given verbally, the consenting party will confirm it in writing within one Business Day after verbally consenting. Regardless of the foregoing, however, any party to this Agreement may make any public disclosure it believes in good faith is required by Applicable Law, the rules of any exchange upon which its securities are publicly traded, or any listing or trading agreement concerning its publicly traded securities (in which case, if Buyer is the disclosing party, it will advise Sellers, and if any Seller or a Company is the disclosing party, Sellers will advise Buyer, in each instance before making the disclosure and will provide the other, to the extent practicable, with a reasonable opportunity to comment on such proposed disclosures).
     Section 8.10 Books and Records. At or as soon as reasonably practicable after Closing, Sellers will deliver to Buyer all records of the Companies that are in Sellers’ control, including original minute books and other corporate books and records and accounts, policies of insurance, real property, equipment, materials and service contracts, Permits, and all regulatory, environmental, tariff, financial, audit, and tax data, records, reports, returns, filings, notices, correspondence, memoranda, and other information (in physical or digital form), including all documents supporting such reports, returns, filings, correspondence and memoranda, but exclusive of any Sales Information; provided that those books and records will not include historical financial and Tax information that is reported by Sellers or an Affiliate other than the Companies. Upon Buyer’s reasonable written request at any time prior to the first anniversary of the Closing Date, Sellers further agree to provide Buyer reasonable access to any information retained by Sellers (excluding any Sales Information) to the extent reasonably necessary to allow Buyer to perform a financial statement audit for the years ended December 31, 2007, 2008 and 2009, and Sellers will provide reasonable cooperation and support to Buyer in connection with that audit (other than during periods when Sellers are preparing annual or quarterly public filings); provided that, Buyer will pay to Sellers any and all incremental costs incurred by Sellers to provide such reasonable access, cooperation and support. Buyer will preserve all records so delivered by Sellers for a period of six years following the Closing and will allow each Seller reasonable access to such records at all reasonable times for a purpose reasonably related to (i) such Seller’s ownership of an Interest in the Companies or (ii) the performance by it of its obligations, and the enforcement by it of its rights, hereunder. If Buyer desires to dispose of any such records prior to the expiration of the six-year period referenced above, Buyer will provide notice of same to Sellers, and Sellers will have a period of 10 days to deliver written notice to Buyer that Sellers elect to have such records delivered to them (at the expense of Sellers). If Sellers fail to deliver such notice within the 10-day period referenced above, Buyer may dispose of the subject records.
     Section 8.11 Rights to Name. Immediately prior to the Closing, the Companies will transfer and assign, without warranty of title and for no consideration whatsoever, all right, title and interest to the name “Crosstex” and the Crosstex Marks to Crosstex Energy.

     Section 8.12 Removal of Crosstex Marks. As soon as practicable, but in any event within 120 days after the Closing, Buyer must remove or cover, from the Midstream Assets any and all names, marks and logos constituting the Crosstex Marks.
     Section 8.13 Amendment to the Companies’ Certificates. Immediately after the Closing, Buyer agrees to file an amendment to each Company’s certificate of limited partnership, assumed name certificate and other Governing Documents, in a form reasonably acceptable to Sellers that provides for a change in the name of the Company, which name does not contain the word “Crosstex” (but uses Southcross or something other than “Crosstex”).
     Section 8.14 Excluded Assets. After the date hereof and at least one (1) Business Day prior to Closing, the appropriate Company will convey, transfer and assign the assets and properties described in Section 8.14 of the Disclosure Schedule (the “Excluded Assets”) to a Seller, an Affiliate or Affiliates of Sellers or a third party. Such conveyance, transfer and assignment will be (i) for no consideration whatsoever, save and except for the assumption by the assignee of all liabilities attributable or relating directly or indirectly to the Excluded Assets, whether arising before, on or after the date of assignment, and (ii) on an “as is, where is” basis without any representations and warranties by each Company, including any warranty of title, fitness for purpose, or merchantability. Buyer acknowledges that the Excluded Assets are not included in the Midstream Assets or the Assigned Assets or the property, assets or liabilities of any Company to be indirectly acquired by Buyer as a result of the transactions contemplated hereby or otherwise.
     Section 8.15 Assigned Assets. Section 8.15 of the Disclosure Schedule describes certain assets (the “Assigned Assets”) that are currently used in the operation of the Midstream Assets, but that are owned by Affiliates of the Companies. Immediately prior to, and contingent upon, Closing, Sellers will cause the Assigned Assets to be transferred to one or more of the Companies. Such conveyance, transfer and assignment will be (i) for no consideration whatsoever, save and except for the assumption by the assignee of all liabilities attributable or relating directly or indirectly to the Assigned Assets, whether arising before, on or after the date of assignment, and (ii) on an “as is, where is” basis without any representations and warranties by any Affiliate of the Companies, including any warranty of title, fitness for purpose, or merchantability. Upon that transfer, the Assigned Assets will be Midstream Assets and will, from and after the assignment, be subject to Sellers’ representations and warranties set forth in Article IV of this Agreement. At Sellers’ option, the Companies may cause some or all of the Assigned Assets to be transferred (without any warranties) to a newly-formed entity. Upon a transfer of Assigned Assets to a newly-formed entity, that entity will be a “Company,” and all equity interests of that entity will be “Interests,” and that Company and the related Interests will be subject, in all respects, to this Agreement. The Assigned Assets will not include any Hedges.
     Section 8.16 HSR Filing. Prior to the execution of this Agreement, Sellers and Buyer have filed with the Federal Trade Commission and the Department of Justice, as applicable, the notification and report forms required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). Buyer and Seller will, as promptly as practicable, furnish any supplemental information which may be requested in connection therewith. Buyer and Sellers will use Reasonable Efforts to: (a) make or modify all other filings and submissions on a prompt and timely basis in connection with the filings required under the HSR Act, and (b) resolve any objection asserted by any Governmental Entity to the transactions contemplated by this Agreement. Sellers and Buyer will each bear all of their own costs and expenses relating to the compliance with this Section.
     Section 8.17 Affiliate Arrangements. Except for obligations specified in this Agreement, with respect to the agreements and arrangements listed in Section 8.17 of the Disclosure Schedule, which will continue after the Closing in accordance with their terms as in effect on the date of this Agreement, all agreements and arrangements between and among the Companies, on the one hand, and Sellers and their Affiliates (other than the Companies), on the other hand, and all liabilities and obligations of the Companies, on the one hand, and Sellers and their Affiliates (other than the Companies), on the other hand, will automatically terminate in their entirety effective as of the Closing without any further actions by the parties and thereby be deemed voided, cancelled and discharged in their entirety. Without limiting the generality of the foregoing, except with respect to the agreements and arrangements listed in Section 8.17 of the Disclosure Schedule effective upon the Closing, all intercompany accounts among the Companies, on the one hand, and Sellers and their Affiliates (other than the Companies), on the other hand, that then remain outstanding will be terminated, voided, cancelled and discharged.
     Section 8.18 Seller Hedges. Prior to Closing, Sellers and Buyer will cooperate with respect to each of the Seller Hedges to attempt to achieve one of the following (in the descending order of priority as follows):
     (a) enter into a novation of the Seller Hedge with the financial counterparty at no cost to Buyer, Seller or their respective Affiliates, so that: (i) Buyer assumes, or causes an Affiliate or other Person to assume, the financial position under the Seller Hedge, and (ii) Seller and its Affiliates have no further liability with respect to that Seller Hedge;
     (b) enter into an arrangement with the counterparty to the Hydrocarbon sales or purchase agreement associated with the Seller Hedge so that the Seller Hedge can be eliminated, with any costs, fees and expenses required to eliminate the Seller Hedge that are payable by Seller or its Affiliates being an adjustment to the Purchase Price in accordance with Section 1.3(a)(i)(G); provided that, neither Sellers nor their Affiliates will enter into an arrangement that would result in an adjustment to the Purchase Price pursuant to Section 1.3(a)(i)(G) without Buyer’s prior approval;
     (c) subject to satisfaction of Sellers’ internal credit policies, a Seller or one of its Affiliates and Buyer may enter into enter into a financial Hedge that offsets the Seller Hedge under a mutually agreeable ISDA and that provides, in a manner reasonably acceptable to Sellers, credit capacity or margin requirements in the form and amount of Seller’s or its Affiliate’s underlying position; or
     (d) if not otherwise dealt with under subsections (a) through (c) of this Section 8.18, on or as soon as practicable after the Closing Date, a Seller or its Affiliate (other than a Company) will enter into a Hedge that offsets the Seller Hedge, and the Purchase Price will be adjusted in accordance with Section 1.3(a)(i)(F) or (ii)(D).

     Section 8.19 Release.
     (a) Effective on and as of the Closing, each Seller, for itself and its Affiliates and its and their respective successors and assigns, hereby unconditionally and irrevocably releases, waives and forever discharges Buyer and each Company and their respective Affiliates and their respective agents, employees, representatives, officers, directors, managers, past and present, and the heirs, successors and assigns of all of the foregoing (collectively, the “Seller Released Parties”), from any and all debts, liabilities, claims, demands, losses, actions and causes of action, suits, judgments and controversies of any kind whatsoever (whether known or unknown, contingent or fixed, accrued or unaccrued) in connection with or otherwise related to the Companies or their respective businesses (other than claims by Sellers for indemnification which such Seller is entitled to make pursuant to ARTICLE XI or for any liabilities or obligations of Buyer under this Agreement or for any agreements or arrangements that this Agreement expressly provides will continue after Closing or with respect to the Formosa Claim (for the avoidance of doubt, Sellers acknowledge that the Formosa Claim is an Excluded Liability and subject to Sellers’ indemnity obligations in Section 11.2)) (collectively, the “Seller Released Claims”) that such Seller has or claims to have now or arising in the future out of events or circumstances accruing on or before the Closing Date against any or all of Seller Released Parties. Each Seller further agrees not to file or bring any claim, suit, action, complaint or arbitration with respect to any Seller Released Claim and each Seller agrees to indemnify, defend and hold harmless the Seller Released Parties from any Seller Released Claims brought by Seller or its Affiliates (other than the Companies).
     (b) Effective on and as of the Closing, Buyer, for itself and its Affiliates (including the Companies) and its and their respective successor and assigns, hereby unconditionally and irrevocably releases, waives and forever discharges each Seller and their respective Affiliates and their respective agents, employees, representatives, officers, directors, managers, past and present, and the heirs, successors and assigns of all of the foregoing (collectively, the “Buyer Released Parties”), from any and all debts, liabilities, claims, demands, losses, actions and causes of action, suits, judgments and controversies of any kind whatsoever (whether known or unknown, contingent or fixed, accrued or unaccrued) in connection with or otherwise related to the Companies or their respective businesses (other than claims by Buyer for indemnification which Buyer is entitled to make pursuant to ARTICLE XI or for any liabilities or obligations of Sellers under this Agreement or for any agreements or arrangements that this Agreement expressly provides will continue after Closing) (collectively, the “Buyer Released Claims”) that Buyer has or claims to have now or arising in the future out of events or circumstances accruing on or before the Closing Date against any or all of Buyer Released Parties. Buyer further agrees not to file or bring any claim, suit, action, complaint or arbitration with respect to any Buyer Released Claim and Buyer agrees to indemnify, defend and hold harmless the Buyer Released Parties from any Buyer Released Claims brought by any of the Seller Released Parties.
     Section 8.20 Certain Consents by Sellers. Each Seller, individually, and Crosstex GP as the general partner of each Company, hereby consents to the sale of the Interests by each other Seller on the terms and conditions set forth in this Agreement for all purposes, including but not limited to, pursuant to each Company’s Governing Documents, as amended through the date hereof.

     Section 8.21 Certain Accounts Payable. Sellers covenant and agree to pay all negative Seller Imbalances and accounts payable of each Company to the extent validly incurred and attributable to the period prior to the Effective Time (other than (i) accounts payable of the Companies for capital expenditures relating to the projects listed in Section 1.3(a)(i)(D) of the Disclosure Schedule, (ii) for any negative Company Imbalances, as the parties agree that such accounts payable and imbalances are subject to adjustment pursuant to Section 1.3, and (iii) for any negative Third Person Imbalances which are being retained by the Companies), including any accounts payable that were not included in the Final Settlement Statement as a result of a good faith dispute as provided in Section 1.3(a)(ii)(C), but which amounts are subsequently determined to be payable and any settlement payments due with respect to liquids product inventory that are subject to the adjustment set forth in Section 1.3(a)(i)(E).
     Section 8.22 Certain Accounts Receivable. The Excluded Assets include all positive Seller Imbalances and accounts receivable of the Companies (or otherwise related to the Midstream Assets or Assigned Assets, but excluding any positive Company Imbalances (which are subject to adjustment pursuant to Section 1.3) and any positive Third Person Imbalances (which are retained by the Companies)) to the extent attributable to the period prior to the Effective Time and, with respect to the Excluded Assets, any accounts receivables, revenues or payments of any nature attributable to any periods (before, on or after the Closing Date). Buyer covenants and agrees, and will cause the Companies, to: (i) cooperate with Sellers, at Sellers’ expense and as reasonably requested by Sellers, in the collection of these accounts receivable, and (ii) immediately pay to Sellers any payments received by Buyer or the Companies on or after the Closing Date with respect to those accounts receivable. Sellers covenant and agree, and will cause their Affiliates, to immediately pay to Buyer or any Company designated by Buyer, any payments received by Seller or any of its Affiliates with respect to accounts receivable of any Company (or otherwise related to the Midstream Assets or any Assigned Assets) to the extent attributable to any period on or after the Effective Time and for any reimbursements from customers received by Sellers for capital projects, the costs of which are paid or incurred by the Companies after the Effective Time.
     Section 8.23 Surety Bonds and Letters of Credit. Buyer agrees to use its Reasonable Efforts to provide, on or before the Closing Date and effective as to business or operations of the Companies, the Midstream Assets and the Assigned Assets from and after the Effective Time, security acceptable to the counterparty or beneficiaries of the surety bonds and letters of credit that are listed in Section 4.13(d) of the Disclosure Schedule, with respect to the Companies, the Midstream Assets and the Assigned Assets that were issued by, or on behalf of, either Seller or any of their Affiliates.
     Section 8.24 Non-Competition; Confidentiality.
     (a) Until the first anniversary of the Closing Date, no Seller will, and each Seller will cause each of its Affiliates (collectively, the “Restricted Persons”) not to, directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of any business, whether in corporate, proprietorship or partnership form or otherwise, engaged in gas gathering, gas transportation or gas processing (but excluding gas treating or dew point control) (a “Restricted Business”) within a radius of ten miles from any gas processing plant or pipeline that is a part of the Midstream Assets or the Assigned Assets on the Closing Date (the “Restricted Area”); provided, however, that no such Restricted Person will be deemed to be so competing by reason of: (i) the acquisition, directly or indirectly (including by purchase, exchange, joint venture, merger or otherwise) of a Restricted Business so long as the amount of the consideration in that acquisition that is allocated to assets within the Restricted Area is no more than 10% of the aggregate consideration in the overall transaction, (ii) any acquisition of Seller or any of its Affiliates by, or any merger, reorganization or consolidation by Seller or any of its Affiliates with, any Person that is not an Affiliate of any Seller on the Closing Date and which, directly or indirectly, engages in a Restricted Business in the Restricted Area, or (iii) owning securities in companies listed on the New York Stock Exchange, the American Stock Exchange, or quoted on the National Association of Securities Dealers Automatic Quotation System (NASDAQ) or any other securities exchange in the United States or any other country, provided that the direct and beneficial ownership of any class of securities in any of such entities by any such Restricted Person is not more than 10% of the aggregate number of outstanding shares, units or interests of such class of securities.
     (b) Until the first anniversary of the Closing Date, each Seller will not, and each Seller will cause each other Restricted Person and their respective officers, directors, consultants, employees and advisors not to, directly or indirectly, (i) disclose, reveal, divulge or communicate to any Person, any Confidential Information (as defined below) other than: (x) to authorized officers, directors, consultants, employees and advisors of Seller and Affiliates that have a reasonable need to know and that agree to maintain the confidentiality of Confidential Information in accordance with this Agreement and (y) as reasonably required, to exercise any rights or obligations or in connection with any dispute under this Agreement or (ii) use or otherwise exploit any Confidential Information for its own benefit or for the benefit of anyone other than Buyer. The Restricted Persons will not have any obligation to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by Law; provided, however, that in the event disclosure is required by applicable Law, Sellers shall, to the extent reasonably possible, provide Buyer with prompt notice of such requirement prior to making any disclosure so that Buyer may seek an appropriate protective order. For purposes of this Section 8.24(b), “Confidential Information” shall mean any confidential information that applies solely to any Company and the Midstream Assets or any Assigned Assets, including, to the extent applicable, customers, customer lists, products, prices, fees, costs, trade secrets, plans, suppliers, competitors, markets or other specialized information or proprietary matters. “Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that (i) is generally available to the public on the Closing Date or (ii) becomes generally available to the public or a Seller or a Restricted Party other than as a result of a disclosure not otherwise permissible under this Agreement.
     (c) The covenants and undertakings contained in this Section 8.24 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Section 8.24 will cause irreparable injury to the parties, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated. Therefore, without the necessity of proving actual damages, Buyer will be entitled to an injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of this Section 8.24. The rights and remedies provided by this Section 8.24 are cumulative and in addition to any other rights and remedies which Buyer may have hereunder or at law or in equity. If Buyer were to seek damages for any breach of this Section 8.24, the portion of the Adjusted Purchase Price which is allocated by the Parties to the foregoing covenant, if any, shall not be considered a measure of or limit on such damages.
     (d) The Parties agree that, if any court of competent jurisdiction in a final nonappealable judgment determines that a specified time period, a specified geographical area, a specified business limitation or any other relevant feature of this Section 8.24 is unreasonable, arbitrary or against public policy, then a lesser time period, geographical area, business limitation or other relevant feature which is determined to be reasonable, not arbitrary and not against public policy may be enforced against the applicable Party.
     Section 8.25 Sellers’ Letters of Credit.
     (a) At Closing, to secure Sellers’ indemnity obligations (if any) under Article XI, Sellers will deliver to Buyer Sellers’ Letters of Credit substantially in the forms attached to this Agreement as Exhibits D-1 and D-2. Each of these Sellers’ Letters of Credit will be in an amount equal to 5% of the Adjusted Purchase Price. One of these will be for a term of six months from the Closing Date (together with any one or more letters of credit issued in substitution thereof pursuant to Section 8.25(b), the “6-Month LC”) and the other will be for a term of twelve months from the Closing Date (together with any one or more letters of credit issued in substitution thereof pursuant to Section 8.25(c), the “12-Month LC”). If, at Closing, there is a Disputed Amount, Sellers will deliver to Buyer Sellers’ Letter of Credit substantially in the form attached to this Agreement as Exhibit D-3 for a term of six months from the Closing Date in an amount equal to the Disputed Amount (together with any one or more letters of credit issued in substitution thereof pursuant to Section 8.25(c), the “Disputed Amount LC”).
     (b) If, prior to the expiry of any 6-Month LC: (i) Buyer has made one or more claims for indemnification in accordance with Article XI, (ii) a claim is unresolved, and (iii) the amount of unresolved claims exceeds the amount of the 12-Month LC, then, upon Buyer’s written request at least three Business Days prior to the expiry of such 6-Month LC, Sellers will deliver to Buyer a substitute 6-Month LC for a term ending six months after the expiry of such 6-Month LC in an amount equal to which the amount of unresolved claims (made in accordance with Article XI) exceeds the amount of the 12-Month LC. If Sellers fail to deliver that substitute 6-Month LC at least one Business Day prior to the expiry of any 6-Month LC, Buyer may draw on such 6-Month LC for payment directly into the Escrow Account described in Section 8.25(e) an amount equal to which the amount of unresolved claims (made in accordance with Article XI) exceeds the amount of the 12-Month LC.
     (c) If, prior to the expiry of any 12-Month LC: (i) Buyer has made one or more claims for indemnification in accordance with Article XI, (ii) a claim is unresolved, and (iii) the amount of unresolved claims exceeds the amount of any outstanding 6-Month LC, then, upon Buyer’s written request at least three Business Days prior to the expiry of such 12-Month LC, Sellers will deliver to Buyer a substitute 12-Month LC thereof for term ending six months after the expiry of such 12-Month LC in an amount equal to which the amount of unresolved claims (made in accordance with Article XI) exceeds the amount of any outstanding 6-Month LC. If Sellers fail to deliver that substitute 12-Month LC at least one Business Day prior to the expiry of any 12-Month LC, Buyer may draw on such 12-Month LC for payment directly into the Escrow Account described in Section 8.25(e) an amount equal to which the amount of unresolved claims (made in accordance with Article XI) exceeds the amount of any outstanding 6-Month LC.

     (d) If the dispute relating to the Final Settlement Statement is not fully resolved prior to the expiry of any Disputed Amount LC, then, upon Buyer’s written request at least three Business Days prior to the expiry of such Disputed Amount LC, Sellers will deliver to Buyer a substitute Disputed Amount LC for term ending six months after the expiry of such Disputed Amount LC in the amount that is still the subject of dispute up to the full Disputed Amount. If Sellers fail to deliver that substitute Disputed Amount LC at least one Business Day prior to the expiry of any Disputed Amount LC, Buyer may draw the amount that is still the subject of dispute up to the entire amount of such Disputed Amount LC for payment directly into the Escrow Account described in Section 8.25(e).
     (e) After Closing, Buyer will open a deposit account (the “Escrow Account”) with Bank of America. The Escrow Account will: (i) only contain amounts paid into escrow pursuant to Section 8.25(b), (c) and (d) (together with any interest or proceeds earned thereon while in escrow; and funds paid into the account pursuant to Section 8.25(b) and (c) will be segregated in separate sub-accounts from funds paid into the account pursuant to Section 8.25(d)), (ii) the funds paid into the account pursuant to Section 8.25(b) and (c) will be used solely to satisfy indemnity claims of Buyer made in accordance with Article XI and (iii) the funds paid into the account pursuant to Section 8.25(d) will be used solely to satisfy claims with respect to the Disputed Amount. Funds held in the Escrow Account will only be released by: (i) joint check signed by a Seller and Buyer, (ii) as to the funds paid into the account pursuant to Section 8.25(b) and (c), upon the final, non-appeallable order of a Governmental Entity, or (iii) as to the funds paid into the account pursuant to Section 8.25(d), upon the determination by the Referral Firm in accordance with Section 1.3(c). Sellers and Buyer will execute and deliver written instructions to implement the terms of this section, including disbursement instructions when any claim has been resolved. All funds in the Escrow Account remaining after resolution of Buyer claims secured by the escrow will be paid promptly to Sellers. Sellers will pay one-half, and Buyers will pay one-half, of all fees and charges relating to the Escrow Account.
     Section 8.26 Acquisition Proposal. From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement, none of Sellers or the Companies, or any of their Affiliates, and none of their respective officers, directors, employees, representatives, advisors or consultants, will, directly or indirectly, (i) solicit, initiate, or knowingly encourage any Acquisition Proposal (defined below) or (ii) engage in discussions or negotiations with, or disclose any nonpublic information relating to the Companies to, any Person that is considering making or has made an Acquisition Proposal. If any of Sellers, the Companies or their respective Affiliates receive any Acquisition Proposal after the date of this Agreement, Sellers will immediately communicate to Buyer that it has received an Acquisition Proposal. The term “Acquisition Proposal,” as used herein, means any offer or proposal for, or any indication of interest in, a merger, sale, consolidation or other business combination involving any Company or any of its assets or the acquisition of any equity interest in any Company or any Assigned Assets other than (a) the transactions contemplated by this Agreement and (b) any transactions involving the acquisition of Sellers and/or an Affiliate of Sellers other than a Company.
     Section 8.27 Confidentiality of Others. Effective immediately prior to Closing, Sellers shall assign to one or more of the Companies, all rights under any transferable confidentiality and/or non-disclosure agreements entered into in connection with any attempt by Sellers to market or sell the Midstream Assets, the Assigned Assets or the Companies. From and after Closing, upon Buyer’s written request and at Buyer’s sole cost, Sellers will reasonably cooperate with Buyer to enforce any non-transferable agreements with other Persons with respect to the confidentiality and non-disclosure of confidential information of the Companies.
     Section 8.28 Additional Covenants of Sellers.
     (a) Sellers will resolve or cause to be resolved, and will use Reasonable Efforts to resolve prior to Closing, the matters set forth in that certain Notice of Non-Compliance from Mississippi Public Service Commission relating to a Pipeline Safety Inspection on or about November 12, 2008. To the extent not resolved prior to Closing, after Closing, Buyer will provide, or cause to be provided, to Seller and its Affiliates, and their respective employees, representatives, consultants and contractors, free access to any Easements reasonably required to effect such resolution. Sellers hereby agree, jointly and severally, to indemnify, defend and hold Buyer, each Company and Affiliates thereof, and their respective owners, officers, directors, employees, agents, representatives, contractors, successors, and assigns harmless from and against any and all of the following claims arising from Sellers’ activities on such Easements after the Closing: (i) claims for personal injuries to or death of employees of Sellers or their Affiliates, their contractors, agents, consultants, and representatives, and damage to the property of Sellers or others acting on behalf of Sellers, except for injuries or death caused by the gross negligence or willful misconduct of any Company or Buyer or their respective employees, contractors, agents, consultants, or representatives; (ii) claims for personal injuries to or death of employees of any Company, Buyer or third Persons, and damage to the property of any Company, Buyer or any third Persons, to the extent caused by any Sellers or their Affiliates, contractors, agents, consultants or representatives; and (iii) any fines or penalties assessed and payable to a Governmental Entity for the period prior to Sellers’ resolution of the matters set forth in such Notice of Non-Compliance.
     (b) Sellers will remediate or cause to be remediated to the minimum standards required by all applicable Governmental Entities with jurisdiction with respect to the Hydrocarbon and amine release at the Texana amine treating plant site. To the extent not completed prior to Closing, after Closing, Buyer will provide, or cause to be provided, to Seller and its Affiliates, and their respective employees, representatives, consultants and contractors, and any Governmental Entity, free access to the Texana amine treating plant site to perform studies, tests, investigations, remediation and other activities associated with the remediation. Sellers hereby agree, jointly and severally, to indemnify, defend and hold Buyer, each Company and Affiliates thereof, and their respective owners, officers, directors, employees, agents, representatives, contractors, successors, and assigns harmless from and against any and all of the following claims arising from Sellers’ remediation activities on the premises of Buyer, the Companies or their Affiliates after the Closing: (i) claims for personal injuries to or death of employees of Sellers or their Affiliates, their contractors, agents, consultants, and representatives, and damage to the property of Sellers or others acting on behalf of Sellers, except for injuries or death caused by the gross negligence or willful misconduct of any Company or Buyer or their respective employees, contractors, agents, consultants, or representatives; (ii) claims for personal injuries to or death of employees of any Company, Buyer or third Persons, and damage to the property of any Company, Buyer or any third Persons, to the extent caused by any Sellers or their Affiliates, contractors, agents, consultants or representatives; and (iii) any fines or penalties assessed and payable to a Governmental Entity for the period prior to Sellers’ completion of Sellers’ remediation activities pursuant to this covenant.

     (c) Sellers will perform or cause to be performed, and will use Reasonable Efforts to complete prior to Closing, the mechanical integrity program as set forth in that “Gregory Plant Mechanical Scope of Work” previously furnished to Buyer. To the extent not completed prior to Closing, after Closing, Buyer will provide, or cause to be provided, to Seller and its Affiliates, and their respective employees, representatives, consultants and contractors, free access to the Gregory Plant to complete the mechanical integrity program. Sellers hereby agree, jointly and severally, to indemnify, defend and hold Buyer, each Company and Affiliates thereof, and their respective owners, officers, directors, employees, agents, representatives, contractors, successors, and assigns harmless from and against any and all of the following claims arising from Sellers’ completion of the mechanical integrity program on the Gregory Plant site premises of Buyer, the Companies or their Affiliates after the Closing: (i) claims for personal injuries to or death of employees of Sellers or their Affiliates, their contractors, agents, consultants, and representatives, and damage to the property of Sellers or others acting on behalf of Sellers, except for injuries or death caused by the gross negligence or willful misconduct of any Company or Buyer or their respective employees, contractors, agents, consultants, or representatives; and (ii) claims for personal injuries to or death of employees of any Company, Buyer or third Persons, and damage to the property of any Company, Buyer or any third Persons, to the extent caused by any Sellers or their Affiliates, contractors, agents, consultants or representatives.
     (d) Prior to Closing, Sellers will deliver to the Gregory Plant three heat exchangers and will install or cause to be installed at the Gregory Plant the equipment identified under the section titled “12” Control Valve Install Only” in that “Project Cost Summary” dated June 2, 2009 (previously provided to Buyer) for the Gregory Plant NGL cooling project.
     Section 8.29 NAESB Novations. An Affiliate of Sellers is a party to those NAESB agreements that are identified in Item 17 of Section 4.7 of the Disclosure Schedule. Transactions are entered into under those agreements with respect to the Midstream Assets and the Assigned Assets and also with respect to Excluded Assets. Buyer and Sellers will each use Reasonable Efforts to enter into a novation of any transactions under those NAESB agreements with respect to any transactions or obligations to be performed after the Effective Time that relate to the Midstream Assets and the Assigned Assets. If a novation of any of those agreements are not finalized by Closing, Buyer and a Seller or one of its Affiliates will enter into a “back-to-back” arrangement on substantially the same terms for such transaction and that will provide, in a manner reasonably acceptable to Sellers, credit capacity and margin requirements in the form and amount of Seller’s or its Affiliate’s underlying position.
     Section 8.30 Cooperation. From and after Closing, upon Sellers’ written request, Buyer will, and will cause its Affiliates and the Companies to, reasonably cooperate with Sellers, its Affiliates and their respective counsel with respect to any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand, or otherwise in connection with any Excluded Liabilities, including making available its personnel, and providing such testimony and access to its books and records and as reasonably requested. From and after Closing, upon Buyer’s written request, Sellers will, and will cause their respective Affiliates to, reasonably cooperate with Buyer, its Affiliates and their respective counsel with respect to any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand, or otherwise in connection with any liabilities that relate to pre-Closing periods with respect to the Companies, the Midstream Assets and the Assigned Assets that are not Excluded Liabilities, including making available its personnel, and providing such testimony and access to its books and records and as reasonably requested.
     Section 8.31 Consents. If, prior to Closing, a consent with respect to Item 4 or 5 of Section 3.5 of the Disclosure Schedule or Items 1, 4, 5, 12, 13, 14 or 15 of Section 4.7 of the Disclosure Schedule is not obtained, then Sellers and/or an appropriate Affiliate thereof and Buyer will enter into a “back-to-back” agreement or such other agreed arrangement (“Alternative Arrangement”) with respect thereto in a legally permitted manner that gives Buyer the benefits and obligations relating thereto. If, prior to Closing, a consent with respect to any contract contained in Item 2 or 7 of Section 3.5 of the Disclosure Schedule is not obtained, then Sellers and/or appropriate Affiliate thereof and Buyer will enter into an Alternative Arrangement with respect thereto under substantially the same terms for such contracts.
ARTICLE IX
CONDITIONS TO OBLIGATIONS OF THE PARTIES
     Section 9.1 Conditions to Obligations of Sellers and the Companies. The obligations of Sellers and the Companies to consummate the transactions contemplated by this Agreement are subject to the fulfillment (or waiver by Sellers) on or prior to the Closing Date (and, if fulfilled prior to the Closing Date, that condition must remain fulfilled on the Closing Date) of each of the following conditions:
     (a) As of the Closing Date, each of the representations and warranties of Buyer contained in this Agreement is true and correct in all material respects (other than those representations and warranties of Buyer that are qualified as to materiality, which will be true and correct in all respects), except: (i) as affected by transactions permitted by this Agreement, and (ii) to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty will have been true and correct in all material respects as of such specified date.
     (b) Buyer has performed and complied, in all material respects, with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date.
     (c) Sellers and the Companies have received a certificate executed by a duly authorized officer of Buyer dated the Closing Date, certifying that the conditions set forth in Section 9.1(a) and Section 9.1(b) have been satisfied.
     (d) On the Closing Date, no Proceeding (excluding any Proceeding initiated by any Seller or any Company or any of their Affiliates) is pending or threatened seeking to restrain, prohibit, or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated by this Agreement.
     (e) No order, writ, injunction or decree of any court or any Governmental Entity of competent jurisdiction has been entered and remains in effect, and no statute, rule, regulation or other requirement has been promulgated or enacted and is in effect that on a temporary or permanent basis restrains, enjoins or invalidates the transactions contemplated by this Agreement.

     (f) Sellers and the Companies have received from Buyer or any other party all other agreements, instruments, documents and payments that are required by the terms of this Agreement to be executed or delivered to Sellers or the Companies, prior to or in connection with the Closing, including those described in Section 2.2(b).
     (g) The consummation of the transactions contemplated under the terms of this Agreement is not prevented from occurring by (and the required waiting period, if any, has expired or terminated under) the HSR Act and the rules and regulations of the Federal Trade Commission and the Department of Justice.
     (h) All Required Consents have been obtained and will be in effect at Closing or an Alternative Arrangement has been executed pursuant to Section 8.31.
     (i) Sellers have obtained the agreement of the lender or lenders under the Credit Facilities to release, upon the funding of the Adjusted Purchase Price, its Lien on the Midstream Assets and the Assigned Assets and each Company’s guaranty under the Credit Facilities.
     Section 9.2 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement will be subject to the fulfillment (or waiver by Buyer) on or prior to the Closing Date (and, if fulfilled prior to the Closing Date, that condition must remain fulfilled on the Closing Date) of each of the following conditions:
     (a) As of the Closing Date, each of the representations and warranties of Sellers contained in Article III and Article IV is true and correct in all material respects (other than those representations and warranties of Seller that are qualified by materiality or Material Adverse Effect, which will be true and correct in all respects), except (i) as affected by transactions contemplated or permitted by this Agreement, and (ii) to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty will have been true and correct as of such specified date.
     (b) Sellers and the Companies have performed and complied, in all material respects, with all covenants and agreements required by this Agreement to be performed or complied with by them on or prior to the Closing Date.
     (c) Buyer has received (i) a certificate by a duly authorized officer of each of Sellers dated the Closing Date, certifying that the conditions described in Section 9.2(a) and Section 9.2(b) have been satisfied.
     (d) On the Closing Date, no Proceeding (excluding any Proceeding initiated by Buyer or any of its Affiliates) is pending or threatened seeking to restrain, prohibit, or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated by this Agreement.
     (e) Seller has obtained the agreement of the lender or lenders under the Credit Facilities to release, upon the funding of the Adjusted Purchase Price, its Lien on the Midstream Assets and the Assigned Assets and each Company’s guaranty under the Credit Facilities and delivered evidence thereof to Buyer.

     (f) No order, writ, injunction or decree will have been entered and be in effect by any court or any Governmental Entity of competent jurisdiction, and no statute, rule, regulation or other requirement will have been promulgated or enacted and be in effect, that on a temporary or permanent basis restrains, enjoins or invalidates the transactions contemplated by this Agreement.
     (g) Buyer has received from Sellers, the Companies or any other party all other agreements, instruments and documents that are required by the terms of this Agreement to be executed or delivered to Buyer, prior to or in connection with the Closing, including those described in Section 2.2(a).
     (h) The consummation of the transactions contemplated under the terms of this Agreement is not prevented from occurring by (and the required waiting period, if any, has expired under) the HSR Act and the rules and regulations of the Federal Trade Commission and the Department of Justice.
     (i) Since the date of this Agreement, the Companies have not experienced a Material Adverse Effect.
ARTICLE X
TERMINATION, AMENDMENT AND WAIVER
     Section 10.1 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing in the following manner:
     (a) by mutual written consent of Sellers and Buyer; or
     (b) by either Sellers or Buyer, if:
     (i) the Closing has not occurred, or cannot occur, on or before August 24, 2009, unless such failure to close is due to a breach of this Agreement by the party seeking to terminate this Agreement pursuant to this clause (i); provided, however, Buyer cannot terminate this Agreement pursuant to this Section 10.1(b)(i) at any time that all of the conditions to Buyer’s obligation to Close as set forth in Section 9.2 have been satisfied or waived; or
     (ii) there is any statute, rule, or regulation that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or a Governmental Entity has issued a final and nonappealable Order restraining, enjoining, or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; or
     (c) by Sellers, if (i) Buyer has failed to fulfill any of its material obligations under this Agreement; (ii) any of the representations and warranties of Buyer contained in this Agreement are not true and correct in all material respects and, in the case of each of clauses (i) and (ii) such failure, misrepresentation, or breach of warranty has not been cured within ten days after written notice thereof from Sellers to Buyer; provided, however, if such failure, misrepresentation or breach of warranty is curable but cannot be cured within such 10-day period, Sellers cannot terminate this Agreement under this Section for such failure, misrepresentation or breach of warranty so long as Buyer is using its Reasonable Efforts to cure; or (iii) Buyer fails to consummate the transactions contemplated by August 24, 2009, even though all of the conditions to Buyer’s obligation to Close as set forth in Section 9.2 have been satisfied or waived (and Buyer has failed to consummate the transactions under this Agreement within 7 Business Days after written notice from Sellers to Buyer); or
     (d) by Buyer, if (i) either Seller or any Company has failed to fulfill any of its material obligations under this Agreement, (ii) any of the representations and warranties of Sellers contained in Article III or Article IV are not true and correct in all material respects (other than those that are qualified by materiality or Material Adverse Effect, which must be true and correct in all respects), or (iii) the Companies experience a Material Adverse Effect, in the case of each of clauses (i), (ii) or (iii), such failure, misrepresentation or breach of warranty or Material Adverse Effect has not been cured within 10 days after written notice thereof from Buyer to Sellers and the Companies; provided, however, if such failure, misrepresentation, breach of warranty or Material Adverse Effect cannot be cured within such 10-day period, Buyer cannot terminate this Agreement under this Section for such failure, misrepresentation, breach or Material Adverse Effect so long as Sellers or the Companies are using Reasonable Efforts to cure; or
     (e) by Buyer, at any time.
     Section 10.2 Effect of Termination. If this Agreement is terminated in accordance with Section 10.1 by Sellers, on the one hand, or Buyer, on the other, written notice of the termination will promptly be given to the other party or parties specifying the provision of this Agreement pursuant to which such termination is made, and this Agreement will become void and have no effect, except that the agreements contained in this Article X, in Sections 8.1, 8.2 and 8.8, and in Articles XII and XIII will survive the termination hereof. Except as provided in Section 10.3, nothing contained in this Section will relieve Buyer or Sellers from liability for Damages incurred as a result of their breach of this Agreement.
     Section 10.3 Termination Fee. If (a) Buyer terminates this Agreement pursuant to Section 10.1(e) or (b) Sellers terminate this Agreement pursuant to Section 10.1(c)(i) or (ii), in either case of subsection (a) or (b) of this Section 10.3 on or before 45 days after the date of this Agreement, Buyer will pay Sellers an aggregate amount of $6,500,000. If (x) Buyer terminates this Agreement pursuant to Section 10.1(e) or (y) Sellers terminate this Agreement pursuant to Section 10.1(c)(i) or (ii), in either case of subsection (x) or (y) of this Section 10.3, after 45 days after the date of this Agreement, or (z) if Sellers terminate this Agreement pursuant to Section 10.1(c)(iii) on or after August 24, 2009, Buyer will pay Sellers an aggregate amount of $9,500,000. The sole and exclusive remedy of Sellers and the Companies with respect to Buyer’s termination of this Agreement pursuant to Section 10.1(e) is to receive payment under this Section 10.3. The sole and exclusive remedy of Sellers and the Companies with respect to any breach by Buyer of its material obligations under this Agreement, the failure of any of the representations and warranties of Buyer contained in this Agreement to be true and correct in all material respects or Buyer fails to consummate the transactions contemplated by this Agreement even though all of the conditions to Buyer’s obligation to Close as set forth in Section 9.2 have been satisfied or waived is to terminate this Agreement pursuant to Section 10.1(c) and to receive the payment under this Section 10.3. Any payment under this Section 10.3 will be by wire transfer of immediately available funds (allocated in the manner as Sellers instruct) immediately upon Sellers’ demand and without any right of setoff. Upon payment of the applicable amount, Buyer will be fully released and discharged from any and all Damages resulting from its failure to close the transactions contemplated by this Agreement and for any breach or failure giving rise to Sellers’ termination pursuant to Section 10.1(c). Sellers and Buyer agree that: (i) the agreement set forth in this Section 10.3 is an integral part of this Agreement, (ii) the amount of the fee provided in this Section 10.3 is reasonable and appropriate in all respects, and (iii) Sellers and Buyer would not enter into this Agreement without the agreement contained in this Section 10.3.
     Section 10.4 Waiver. Sellers and the Companies, on the one hand, or Buyer, on the other, may: (i) waive any inaccuracies in the representations and warranties of the other contained herein or in any document, certificate, or writing delivered pursuant to this Agreement, or (ii) waive compliance by the other with any of the other’s agreements or fulfillment of any conditions to its own obligations contained in this Agreement. Any agreement on the part of a party to this Agreement to any such waiver will be valid only if set forth in an instrument in writing signed by or on behalf of that party. No failure or delay by a party to this Agreement in exercising any right, power, or privilege under this Agreement will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.
ARTICLE XI
SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS;
INDEMNIFICATION
     Section 11.1 Survival.
     (a) Each covenant and agreement of the parties to this Agreement that is contained in this Agreement will survive the Effective Time and the Closing Date for the period of the statute of limitation (plus any extensions or waivers thereof) applicable to that covenant or agreement, other than this Article XI, which will survive indefinitely. The representations and warranties of the parties to this Agreement that are contained in this Agreement will survive the Effective Time and the Closing Date as follows: (i) the Specified Representations and Warranties of Sellers and the representations and warranties of Buyer in Article VI will survive Closing indefinitely; (ii) all other representations and warranties (except for Sellers’ representation and warranty in Section 4.14 (Environmental Matters), of Sellers and Buyer contained in this Agreement will survive for a period of twelve months after the Effective Time, and (iii) the representation and warranty of Sellers in Section 4.14 (Environmental Matters) will survive Closing for a period of 24 months after the Effective Time (the end of the survival period specified in each of Sections 11.1(a)(i), (a)(ii) and (a)(iii) being an “Expiration Date”); provided that any representation or warranty as to which a claim is asserted in compliance with this Article XI prior to the applicable Expiration Date shall survive until such claim and the indemnity with respect thereto are resolved.
     (b) No party to this Agreement will have any indemnification obligation pursuant to this Article XI or otherwise in respect of any representation, warranty or covenant that survives Closing unless it has received from the party seeking indemnification written notice of the existence of the claim for or in respect of which indemnification in respect of such representation, warranty or covenant is being sought on or before the applicable Expiration Date. Such notice will set forth with reasonable specificity to the extent reasonably known at that time (i) the basis under this Agreement, and the facts that otherwise form the basis of such claim, (ii) the estimate of the amount of such claim (which estimate will not be conclusive of the final amount of such claim) and an explanation of the calculation of such estimate, including a statement of any significant assumptions employed therein, and (iii) the date on and manner in which the party delivering such notice became aware of the existence of such claim.
     Section 11.2 Indemnification by Sellers. Subject to the terms and conditions of this Article XI, from and after Closing each Seller will jointly and severally indemnify, defend and hold harmless Buyer, its Affiliates, and their respective directors, managers, partners, officers, agents, employees, successors and assigns (“Buyer Indemnitees”) from and against any and all Damages asserted against, resulting to, imposed upon, or incurred by any Buyer Indemnitee, directly or indirectly, by reason of or resulting from (i) any breach by any Seller of any of the representations and warranties contained in this Agreement or the certificate delivered by Sellers pursuant to Section 9.2(c) and for which notice is received by Sellers in accordance with Section 11.1 before the Expiration Date applicable to the representation or warranty that Buyer alleges has been breached (and for purposes of determining whether any such representations or warranties have been breached, each such representation and warranty and any qualification with respect thereto contained in the Disclosure Schedule will be read without regard or giving effect to any “material,” “Material Adverse Effect,” “materiality” or “substantial” qualifications, or words of similar meaning, that may be contained therein), (ii) any breach by any Seller of any covenant or agreement contained in this Agreement, and (iii) any Excluded Liabilities.
     No Seller will have any right of contribution against any Company with respect to any breach by any Company of any of its representations, warranties, covenants or agreements set forth in this Agreement.
     Section 11.3 Indemnification by Buyer. Subject to the terms and conditions of this Article XI, from and after the Closing, Buyer will indemnify, defend and hold harmless Sellers, their Affiliates, and their respective directors, managers, partners, officers, agents, employees, successors and assigns (“Seller Indemnitees”) from and against any and all Damages asserted against, resulting to, imposed upon, or incurred by any of them, directly or indirectly, by reason of or resulting from (i) any breach by Buyer of its representations, warranties, covenants and agreements contained in this Agreement or the certificate delivered by Buyer pursuant to Section 9.1(c) and (ii) except to the extent Sellers are required to indemnify Buyer Indemnitees in accordance with Section 11.2, whether incurred or resulting from events or circumstances that occur before, on or after the Closing Date: (A) the ownership and operation of the Companies and their respective properties and other assets, (B) any and all Damages in any way relating to the Companies (except those relating to Excluded Assets), and (C) any claims by any Company against Seller Indemnitees (except for claims arising after the Closing Date that are unrelated to Sellers’ ownership of the Interests or the Companies’ relationship (contractual or otherwise) with Seller Indemnitees prior to Closing, including as Affiliates of Sellers).
     Section 11.4 Indemnification Proceedings. If any claim or demand for which a party (an “Indemnifying Party”) would be liable to another party to this Agreement under Section 11.2 or Section 11.3 (“Indemnified Party”) is asserted against or sought to be collected from an Indemnified Party by a third party, the Indemnified Party will with reasonable promptness notify the Indemnifying Party of such claim or demand, but the failure so to notify the Indemnifying Party will not relieve the Indemnifying Party of its obligations under this Article XI, except to the extent the Indemnifying Party demonstrates that the defense of such claim or demand is materially prejudiced thereby. The Indemnifying Party will have 30 days from receipt of the above notice from the Indemnified Party (in this Section 11.4, the “Notice Period”) to notify the Indemnified Party whether or not the Indemnifying Party desires, at the Indemnifying Party’s sole cost and expense, to defend the Indemnified Party against such claim or demand; provided, that the Indemnified Party is hereby authorized prior to and during the Notice Period to file any motion, answer or other pleading that it deems necessary or appropriate to protect its interests or those of the Indemnifying Party and not prejudicial to the Indemnifying Party. If the Indemnifying Party elects to assume the defense of any such claim or demand, the Indemnified Party will have the right to employ separate counsel at its own expense and to participate in the defense thereof. If the Indemnifying Party elects not to assume the defense of such claim or demand (or fails to give notice to the Indemnified Party during the Notice Period), the Indemnified Party will be entitled to assume the defense of such claim or demand with counsel of its own choice, at the expense of the Indemnifying Party. If the claim or demand is asserted against both the Indemnifying Party and the Indemnified Party and based on the advice of counsel reasonably satisfactory to the Indemnified Party there are one or more defenses available to the Indemnified Party that are not available to the Indemnifying Party or there is a conflict of interest which renders it inappropriate for the same counsel to represent both the Indemnifying Party and the Indemnified Party, the Indemnifying Party will be responsible for paying separate counsel for the Indemnified Party; provided, however, that the Indemnifying Party will not be responsible for paying for more than one separate firm of attorneys to represent all of the Indemnified Parties, regardless of the number of Indemnified Parties. If the Indemnifying Party elects to assume the defense of such claim or demand, (i) no compromise or settlement thereof may be effected by the Indemnifying Party without the Indemnified Party’s written consent (which will not be unreasonably withheld) unless the sole relief provided is monetary damages that are paid in full by the Indemnifying Party and (ii) the Indemnified Party will have no liability with respect to any compromise or settlement thereof effected without its written consent (which will not be unreasonably withheld).
     Section 11.5 Exclusivity. Each Seller, each Company and Buyer agree that after Closing, except as otherwise provided in Section 8.6(d), Section 8.24 and Section 12.11 of this Agreement, the sole and exclusive relief and remedy available to any party to this Agreement in relation to any breach, default, or nonperformance of any representation, warranty, covenant, or agreement made or entered into by a party to this Agreement or under any certificate, instrument, or document delivered pursuant to this Agreement: (a) will be Damages, and (b) any claim for those Damages can only be brought under, and in accordance with, the terms and provisions of this Article XI, provided, that there shall be no such limitations on remedies with respect to claims involving fraud, intentional misrepresentation or willful misconduct.
     Section 11.6 Limited to Actual Damages. The indemnification obligations of the parties provided in this Article XI will be limited to actual Damages (including lost profits with respect to a breach of Section 4.13 (Contracts)) and will not include incidental, consequential, indirect, punitive, special or exemplary Damages, provided that any incidental, consequential, indirect, punitive, special or exemplary Damages recovered by a third Person (including a Governmental Entity, but excluding any Affiliate of any party) against a party entitled to indemnity pursuant to this Article XI will be included in the Damages recoverable from the indemnitor under such indemnity.

     Section 11.7 Limitation of Liability.
     (a) This Section 11.7(a) does not apply to a breach of the Specified Representations and Warranties or to claims under Section 11.2(ii) or (iii). Except for Damages arising from a breach of the Specified Representations and Warranties, Sellers are not liable, and will not be required to indemnify or hold harmless the Buyer Indemnitees, on account of any Damages under Section 11.2(i) unless the Damages arising from that breach (or related breaches that arise out of substantially the same event or circumstance) exceeds $50,000. In addition, until the liability of Sellers in respect of aggregated Damages under Section 11.2(i) exceeds the amount that is equal to $4,000,000, Seller will have no liability under Section 11.2(i). If Damages under Section 11.2(i) (other than the Specified Representations and Warranties for which Sellers will be, subject to the conditions set forth in Section 11.7(b), liable to the full extent of all Damages under Section 11.2(i)) exceed $4,000,000, then, subject to the limitations in Section 11.7(b), Sellers will be liable to the full extent of all Damages under Section 11.2(i) in excess of $4,000,000, (other than the Specified Representations and Warranties for which Sellers will be, subject to the conditions set forth in Section 11.7(b), liable to the full extent of all Damages under Section 11.2(i)).
     (b) This Section 11.7(b) does not apply to claims for indemnification pursuant to Section 11.2(iii). Subject to all of the terms and conditions of this Article XI, Sellers are not liable to the Buyer Indemnitees, and the Buyer Indemnitees are not entitled to indemnification from Sellers and the Buyer Indemnitees waive and release Sellers and their Affiliates from any such liability for: (a) all indemnifiable Damages under Section 11.2(i) (except for Damages arising from a breach of any of the Specified Representations and Warranties), in excess of 10% of the total Post-Closing Adjusted Purchase Price, and (b) Damages arising from a breach of any of the Specified Representations and Warranties or arising under Sections 11.2(ii) in excess of the total Post-Closing Adjusted Purchase Price (the maximum limit in (a) or (b) as applicable being the “Crosstex Cap Limitation”). Sellers are not liable for any Damages under Sections 11.2(i) or (ii) in excess of the Crosstex Cap Limitation.
     Section 11.8 Indemnification Despite Negligence. It is the express intention of Sellers, the Companies and Buyer that each party to be indemnified pursuant to this Article XI will be indemnified and held harmless as provided for under this Article XI, notwithstanding that any Damages that are otherwise subject to the indemnity arise out of or result from the ordinary, strict, sole, or contributory negligence of such party and regardless of whether any other party (including the other parties to this Agreement) is or is not also negligent. Sellers, the Companies and Buyer acknowledge that the foregoing complies with the express negligence rule and is conspicuous.
     Section 11.9 Tax Treatment of Indemnity Payments. All indemnity payments made under this Agreement, including any payment made under Section 8.7 will be treated as Purchase Price adjustments for Tax purposes.
ARTICLE XII
MISCELLANEOUS
     Section 12.1 Notices. All notices, requests, demands, and other communications required or permitted to be given or made hereunder by any party hereto will be in writing and will be deemed to have been duly given or made if (i) delivered personally, (ii) transmitted by first class registered or certified mail, postage prepaid, return receipt requested, (iii) sent by a recognized prepaid overnight courier service (which provides a receipt), or (iv) sent by telecopy, facsimile transmission or electronic mail (followed by delivery under the methods provided in either clause (i) or (ii) above), with receipt confirmed by telecopy machine, to the parties at the following addresses (or at such other addresses as specified by the parties by like notice):
If to Sellers or any Company:
Crosstex Energy Services, L.P.
2501 Cedar Springs, Suite 100
Dallas, Texas 75201
Attention: General Counsel
Fax No. 214.953.9501
Electronic Mail: Joe.Davis@CrosstexEnergy.com
With a copy to (which shall not constitute notice):
Mack & Matheson PLLC
4925 Greenville Ave., Suite 880
Dallas, Texas 75206
Attention: Scott H. Matheson
Fax No. 214.378.6406
Electronic Mail: smatheson@mackmatheson.com
If to Buyer:
Southcross Energy LLC
1700 Pacific Avenue, Suite 2350
Dallas, Texas 75201
Attention: David Biegler
Fax No.: 214.393.7504
Electronic Mail: d.biegler@estrellaenergy.com
and to
Charlesbank Capital Partners
200 Clarendon Street, 54th Floor
Boston, Massachusetts 02116
Attention: Jon M. Biotti
Fax No. 617.619.5402
Electronic Mail: jbiotti@charlesbank.com

With a copy to (which shall not constitute notice):
Gardere Wynne Sewell LLP
1601 Elm Street
Suite 3000
Dallas, Texas 75201
Attention: Robert Sarfatis
Fax No.: 214-999-3245
Electronic Mail: rsarfatis@gardere.com
     Section 12.2 Entire Agreement. This Agreement (including the Disclosure Schedule and Exhibits) and other writings referred to in, or delivered pursuant, to this Agreement, constitute the entire agreement between Buyer, Sellers and the Companies with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both written and oral, between Sellers, the Companies and Buyer with respect to the subject matter of this Agreement. Sellers, the Companies and Buyer each acknowledge that no other party to this Agreement, nor any agent or attorney of any other party to this Agreement, has made any promise, representation or warranty whatsoever not contained herein, and that none of Buyer, Sellers or the Companies have executed or authorized the execution of this Agreement in reliance upon any such promise, representation or warranty not contained in this Agreement.
     Section 12.3 Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by all the parties to this Agreement.
     Section 12.4 Binding Effect; Assignment; No Third Party Benefit. This Agreement will be binding upon and inure to the benefit of Sellers, the Companies and Buyer and their respective legal representatives, successors, and permitted assigns. Except as otherwise expressly provided in this Agreement, neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned by any of the parties to this Agreement without the prior written consent of the other parties, which consent may be withheld in such party’s sole judgment; provided, however, without the consent of Sellers or any Company (but effective only upon written notice to Sellers and the Companies accompanied by a fully executed copy of the assignment), Buyer may, without relieving it of its obligations hereunder, (a) assign this Agreement and its rights and obligations to any one or more Affiliates of Buyer that agree in writing to assume all obligations and liabilities of Buyer under this Agreement and/or (b) collaterally assign this Agreement to any Person providing financing to Buyer. Except as provided in Section 8.6 and Article XI, nothing in this Agreement, express or implied, is intended to or will confer upon any Person other than the parties to this Agreement, and their respective heirs, legal representatives, successors, and permitted assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.
     Section 12.5 Severability. If any provision of this Agreement is held to be unenforceable, this Agreement will be considered divisible and such provision will be deemed inoperative to the extent it is deemed unenforceable, and in all other respects this Agreement will remain in full force and effect; provided, however, that if any such provision may be made enforceable by limitation thereof, then such provision will be deemed to be so limited and will be enforceable to the maximum extent permitted by Applicable Law.
     Section 12.6 GOVERNING LAW. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.
     Section 12.7 Further Assurances. From time to time following the Closing, at the request of any party to this Agreement and without further consideration, the other party or parties to this Agreement will execute and deliver to the requesting party such instruments and documents and take other actions (but without incurring any material financial obligation) as the requesting party reasonably requests in order to consummate more fully and effectively the transactions contemplated by this Agreement.
     Section 12.8 Counterparts. This Agreement may be executed in any number of identical counterparts, each of which for all purposes will be deemed an original, and all of which will constitute collectively, one agreement. It is not necessary that each party to this Agreement execute the same counterpart so long as identical counterparts are executed by each party. This Agreement may be validly executed and delivered by facsimile or other electronic transmission.
     Section 12.9 Schedules. Nothing in the Disclosure Schedule is intended to broaden the scope of any representation or warranty contained in the Agreement or to create any covenant unless clearly specified to the contrary herein. Any disclosure in one section of the Disclosure Schedule will be deemed to be disclosed in all other sections of the Disclosure Schedule where it is reasonably apparent that such disclosure applies. Inclusion of any item in the Disclosure Schedule (a) does not represent a determination that such item is material nor will it be deemed to establish a standard of materiality, (b) does not represent a determination that such item did not arise in the Ordinary Course of Business, (c) does not represent a determination that the transactions contemplated by the Agreement require the consent of third parties and (d) will not constitute, or be deemed to be, an admission of any kind to any third party concerning such item. The Disclosure Schedule includes descriptions of instruments or brief summaries of certain aspects of the Companies and their business and operations. The descriptions and brief summaries are not necessarily complete and are provided in the Disclosure Schedule to identify documents or other materials previously delivered or made available and are qualified by reference to the documents or other materials themselves.
     Section 12.10 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
     Section 12.11 Specific Performance. The parties to this Agreement recognize that in the event one or more of Sellers or Companies should refuse to perform under the provisions of this Agreement, monetary damages alone will not be adequate. Buyer shall therefore be entitled, in addition to any other remedies which may be available, including money damages, and without the necessity of proving actual damages have resulted or would result in the absence thereof, to obtain specific performance of the terms of this Agreement. In the event of any action to enforce this Agreement specifically, each of Sellers and the Companies hereby waives the defense that there is an adequate remedy at law. In no event will any of Sellers or the Companies be entitled to seek specific performance with respect to any obligations of Buyer arising under this Agreement.
ARTICLE XIII
DEFINITIONS AND REFERENCES
     Section 13.1 Certain Defined Terms. When used in this Agreement, the following terms will have the respective meanings assigned to them in this Section 13.1 or in the section, subsections or other subdivisions referred to below:
     “Affiliate” means any person directly or indirectly controlling, controlled by or under common control with a Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or otherwise. Additionally, for purposes of this definition, “Affiliates” of Buyer only means Charlesbank Equity Fund VI, Limited Partnership or Estrella Energy, L.P. or any subsidiary of Buyer, but does not mean any other Person controlled by or under common control with Charlesbank Equity Fund VI, Limited Partnership or Estrella Energy, L.P. or any Person controlling Charlesbank Equity Fund VI, Limited Partnership or Estrella Energy, L.P.
     “Agreement” means this Partnership Interest Purchase and Sale Agreement (including all exhibits and schedules attached hereto), including any subsequent amendments or modifications made in accordance with the terms hereof.
     “Applicable Law” means any statute, law, principle of common law, rule, regulation, judgment, order, ordinance, requirement, code, writ, injunction, or decree of any Governmental Entity and applicable to (i) Seller, the Companies and their business generally, including the Midstream Assets and Assigned Assets or (ii) this Agreement and the transactions contemplated by this Agreement.
     “Benefit Arrangement” means any employment, severance, or other similar contract, arrangement, or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights, or other forms of incentive compensation or post-retirement insurance, compensation, or benefits which (i) is not an Employee Benefit Plan, (ii) is entered into, maintained, or contributed to, as the case may be, by Seller, any Company or any of their Affiliates, and (iii) covers any employee or former employee of any Seller, any Company or any of their Affiliates.
     “Business Day” means a day other than a Saturday, Sunday or day on which commercial banks in the State of Texas are authorized or required to be closed for business.
     “Code” means the Internal Revenue Code of 1986, or any successor statute thereto, as amended.
     “Confidentiality Agreement” means those certain Confidentiality and Indemnification

Agreements dated as of November 26, 2008, by and between Crosstex Energy and Charlesbank Equity Fund VI, Limited Partnership.
     “Credit Facilities” means: (i) Fourth Amended and Restated Credit Agreement dated as of November 1, 2005 (as amended to date, and as the same may be further amended, restated, supplemented or otherwise modified from time to time), among Crosstex Energy, L.P., as borrower, Bank of America, N.A., as administrative agent and collateral agent, the other agents party thereto; and (ii) the Amended and Restated Note Purchase Agreement dated as of March 31, 2005 (as amended to date, and as the same may be further amended, restated, supplemented or otherwise modified from time to time), among Crosstex Energy, L.P., as issuer, and the holders of the notes issued pursuant thereto.
     “Crosstex Marks” means any name containing “Crosstex,” the Crosstex logo and any and all variations or derivations of that name and logo, and related or similar trade names, trademarks, service marks or logos to which Crosstex Energy or any of its Affiliates hold rights.
     “Damages” means any and all damages, losses, deficiencies, liabilities, payments, penalties, assessments, disbursements, fees, costs and expenses (including reasonable attorneys’ fees and expenses), and also including those arising from any and all claims, actions, suits, demands, assessments, Proceedings, audits, fines, settlements, or judgments and the costs of investigation, defense and preparation relating to any of the foregoing; provided that, with respect to a breach of Section 4.13 (Contracts), Damages will include lost profits.
     “Disclosure Schedule” means that certain Disclosure Schedule dated as of even date herewith furnished by the Companies to Buyer contemporaneously with the execution and delivery of this Agreement.
     “Disputed Amount” has the meaning set forth in Section 1.3(b).
     “Dollars” or “$” means U.S. Dollars.
     “Emergency” means an emergency situation which presents a direct risk of human injury or loss of life or of material loss, damage or destruction of property or tangible assets.
     “Environmental Laws” means all national, state, municipal or local laws, rules, regulations, statutes, ordinances or orders of any Governmental Entity relating to (a) the control of any potential pollutant or protection of the air, water or land, (b) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation or (c) the regulation of or exposure to hazardous, toxic or other substances alleged to be harmful (including Hazardous Materials).
     “Excluded Liabilities” means the following liabilities and obligations of or relating to any Company, the Midstream Assets or any Assigned Assets, in each case incurred prior to the Closing or relating to the period prior to the Closing (regardless whether any such matter(s) have been disclosed on the Disclosure Schedule or would be required to be disclosed on a balance sheet and including any unknown, undisclosed, unfixed, unliquidated, unsecured, unmatured, unaccrued, unasserted, contingent, conditional, inchoate, implied, vicarious, joint, several or secondary liability related to such liability or obligation):
     (a) any Damages arising under or with respect to any Employee Benefit Plan or Benefit Arrangement maintained or contributed to by any Seller, any Company or their Affiliates or under which any Seller, any Company or their Affiliates has any obligation or liability, including liabilities that arise after Closing that are attributable to the establishment, operation or termination of an Employee Benefit Plan or Benefit Arrangement prior to Closing;
     (b) subject to adjustments set forth in Sections 1.3 and 8.7 of this Agreement, all Taxes related to any Company or the Subsidiaries or their respective businesses payable with respect to all periods prior to and including the Closing Date;
     (c) any Damages arising under or directly related to the Formosa Claim;
     (d) any Damages relating to the Excluded Assets;
     (e) any fines or penalties assessed and payable to a Governmental Entity for the period prior to the Effective Time arising directly or indirectly as a result of:
     (i) the matters set forth in that certain Notice of Non-Compliance from Mississippi Public Service Commission relating to a Pipeline Safety Inspection on or about November 12, 2008;
     (ii) the failure of Sellers, any Company or any of their respective Affiliates to have any required air permits for the White Sands #1 Treating Plant and/or White Sands #2 (Armstrong) Treating Plant prior to the Effective Time;
     (iii) the emission event that is the subject of the “Notice of Enforcement” from the TCEQ (Emission Event No. 93044, Initial Investigation No. 597119) relating to the Conroe Gas Plant;
     (iv) the failure of Sellers, the Companies and their respective Affiliates to have prior to Closing valid Spill Prevention, Control and Countermeasure Plans at all applicable sites; and
     (v) the failure of the Sellers, the Companies and their respective Affiliates to have registered prior to Closing any underground storage tanks at the Gregory Plant or the Conroe Plant; and
     (f) any Damages relating directly or indirectly to an incident that occurred on or about January 8, 2009 that resulted in a release of condensate near Corpus Christi Bay, Texas; and
     (g) any Damages relating directly or indirectly to the T&R Pipeline Litigation described as Item 2 of Section 4.10 of the Disclosure Schedule.
     “Force Majeure” means acts of terrorism, fire, explosion, earthquake, storm, flood, strike, lock out, activities of a combination of workmen or other labor difficulties, wars, insurrection, riot, acts of God or the public enemy, rationing, allocation, expropriation, requisition, confiscation or nationalization of some portion of the Midstream Assets by a

Governmental Entity.
     “Formosa Claim” means any and all claims or other Proceedings arising directly or indirectly from the matters disclosed in item 4 to Section 4.10 of the Disclosure Schedule.
     “GAAP” means generally accepted accounting principles in the United States of America from time to time.
     “Gas Contracts” means all of the Companies’ right, title and interest in, and any of the Assigned Assets that are, gas purchase contracts, gas sales contracts, gas gathering agreements, liquids sales agreements, transportation agreements, processing agreements, and treating agreements, compression agreements and pipeline operational balancing agreements.
     “Governing Documents” means, when used with respect to an entity, the documents governing the formation and operation of such entity, including (a) in the instance of a partnership, the partnership agreement, and (b) in the instance of a limited liability company, the certificate of formation and limited liability company agreement.
     “Governmental Entity” means any court or tribunal in any jurisdiction (domestic or foreign) or any federal, state, county, municipal, tribal or other governmental or quasi- governmental body, agency, authority, department, commission, board, bureau, or instrumentality (domestic or foreign).
     “Hazardous Materials” means (a) any substance or material that is listed, defined or otherwise designated as a “hazardous substance” under Section 101(14) of CERCLA, (b) any petroleum or petroleum products, (c) natural gas or liquefied natural gas, (d) radioactive materials (including naturally occurring radioactive material), urea formaldehyde, asbestos and PCBs and (e) any other chemical substance or waste that is regulated by any Governmental Entity under any Environmental Law.
     “Hedge” means any future derivative, swap, collar, put, call, cap, option or other contract that is intended to benefit from, relate to, or reduce or eliminate the risk of fluctuations in interest rates, basis risk or the price of commodities, including Hydrocarbons or securities.
     “Hydrocarbons” means oil, gas, other liquid or gaseous hydrocarbons, or any of them or any combination thereof, and all products and substances extracted, separated, processed and produced therefrom.
     “IRS” means the Internal Revenue Service.
     “Knowledge” of a specified Person (or similar references to a Person’s knowledge) means all information actually known to (a) in the case of a Person who is an individual, such Person, (b) in the case of a Person (other than the Companies and Sellers) which is a corporation or other entity, an executive officer or employee who devoted substantive attention to matters of such nature during the ordinary course of his employment by such Person or (c) in the case of the Companies and Sellers, of the following: Bob Purgason, Stephen McNair, Scott Williams, John Knight, Terry Brown, Stan Golemon, Amer Rathore, Sean Atkins, Betsy McMahon, Mike

Newberry, J.D. Trull, Brian Cervantes, Susan McAden, Ron Kerr, Jack Bolden, Blake Arnold and Steve Clark.
     “Lien” means any claim, lien, mortgage, security interest, pledge, charge, option or encumbrance of any kind.
     “Material Adverse Effect” means any violation, inaccuracy, event, change, occurrence, circumstance or other matter or event that, individually or in the aggregate, has or is reasonably expected to have, a material and adverse effect on the financial condition, capitalization, assets, liabilities, operations, financial performance or long term business of the Companies, taken as whole, provided that, in determining whether a Material Adverse Effect has occurred, the following will not be considered: (A) the known effect (as known by the party claiming that there has been a Material Adverse Effect) of those exceptions in the Disclosure Schedule that are exceptions to the representations and warranties in Articles III or IV, and (B) changes, effects, events and occurrences relating to: (i) this Agreement or the transactions contemplated hereby or the public announcement thereof; (ii) the midstream gas industry and economic conditions related thereto generally or other industries in which the Companies operate, including fluctuations in the price of Hydrocarbons; provided that the changes, effects, events and occurrences relating this clause (ii) does not disproportionately affect the Companies; (iii) matters reflected in the determination of a Purchase Price adjustment; (iv) matters related to the loss of any employee, or (v) the failure of any Company to achieve any financial projections.
     “Mechanicsburg Project” means that certain pipeline system to be constructed by SWE Mississippi Pipeline, LLC in accordance with the terms of that Gas Gathering Agreement between SWE Mississippi Pipeline, LLC and EOG Resources, Inc. dated January 29, 2009.
     “Midstream Assets” means all of the Companies’ right, title and interest in and to (a) approximately 1320 miles of gas gathering and transmission pipelines located in Bee, Duvall, Fort Bend, Goliad, Jackson, Jim Wells, LaVaca, Live Oak, Matagorda, McMullen, Montgomery, Nueces, Refugio, San Patricio Victoria, Waller, and Wharton Counties, Texas, the Conroe Gas Processing Plant located in Montgomery County, Texas, and the Gregory Gas Processing Plant located in San Patricio County, Texas, the DeWitt Mott Treating Plant located in Dewitt County, Texas, the Three Rivers Treating Plant located in Live Oak, Texas, the Nursery Treating Plant located in Victoria County, Texas, the Texana Treating Plant located in Jackson County, Texas, all as generally portrayed on Exhibit F attached hereto and (b) approximately 655 miles of gas gathering and transmission pipelines located in Clarke, Copiah, Covington, Forrest, Hinds, Issiquena, Rankin, Simpson, Jasper, Jefferson Davis, Jones, Lawrence, Marion, Pearl River, Perry, Smith, Walthall, Warren Counties, Mississippi and 125 miles of gas gathering and transmission pipelines located in Lamar, Pickens, Fayette, and Tuscaloosa Counties, Alabama, the White Sands #1 Treating Plant located in Jefferson Davis County, Mississippi, and the White Sands #2 Treating Plant located in Jefferson Davis County, Mississippi, all as generally portrayed on Exhibit G attached hereto, including the following:
     (i) the pipelines, compressors, dehydration equipment, meter stations, and appurtenant equipment (including all replacement and spare parts), vehicles, other personal property related thereto and facilities, including any and all line pack, gas, gas inventories, and other Hydrocarbons located in said pipelines, equipment and facilities;

provided, however, the Companies make no representation or warranty regarding the volume of gas that will exist in the such pipelines, equipment and facilities at the time of Closing (collectively referred to as the “Pipeline”);
     (ii) the Conroe Gas Processing Plant, the Gregory Gas Processing Plant, the Dewitt Mott Treating Plant, the Three Rivers Treating Plant, the Nursery Treating Plant, the Texana Treating Plant, the White Sands #1 Treating Plant, the White Sands #2 Treating Plant, and related compressors, dehydration equipment, tools, office equipment and appurtenant equipment and facilities, including any and all line pack, gas, gas inventories, natural gas liquids and other Hydrocarbons located in such plant, equipment and facilities and in inventory; provided, however, the Companies make no representation or warranty regarding the amount of any line pack, gas, gas inventories, natural gas liquids and other Hydrocarbons that will exist in the such plant, equipment and facilities at the time of Closing (collectively referred to as the “Plants”);
     (iii) the rights-of-way, easements, leases and servitudes that are used for, or are useful in, the location, operation, maintenance, repair, replacement, use or ownership of the Pipeline and/or Plants (collectively referred to as the “Easements”);
     (iv) any and all Permits that are necessary for the operation, maintenance, repair, replacement, use or ownership of the Pipeline, Plants, and/or the Easements; and
     (v) the Gas Contracts.
     “Order” means any order, judgment, injunction, final order, ruling or decree of any court or other Governmental Entity.
     “Ordinary Course of Business” means occurring in the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount) and good industry practice, but including changes in the conduct of business, from time to time, in accordance with prudent industry practices.
     “Permits” means licenses, permits, franchises, consents, approvals, variances, exemptions, and other authorizations of or from Governmental Entities.
     “Permitted Liens” means:
     (a) Liens for Taxes that are not yet due and payable;
     (b) mechanic’s, materialman’s, carrier’s, repairer’s and other similar Liens arising or incurred in the Ordinary Course of Business that are not yet due and payable;
     (c) unrecorded rights of use, easements, rights-of-way, permits, licenses, servitudes, surface leases, sub-surface leases, grazing rights, and logging rights on, over or through the applicable asset and other defects or irregularities in title, or encumbrances on, the applicable asset that do not materially affect or impair the use or operation or the cost of operation of the asset to which they relate or the ability of any Company to conduct its business (as currently operated, used or conducted);

     (d) matters that are properly recorded in the county where the affected asset is located and zoning, municipal planning, building codes or other applicable laws, rules, regulations, permits or ordinances regulating the use, development or occupancy of real property, including building and use restrictions and covenants;
     (e) any obligations or duties affecting such asset under a Permit listed in Section 4.14 of the Disclosure Schedule;
     (f) the terms and conditions of the instruments creating the asset;
     (g) Liens, easements and rights-of-way that do not materially restrict the use or operation or the cost of operation of such Company’s property or the ability of any Company to conduct its business (as currently operated, used or conducted); and
     (h) title defects that Buyer waives in writing.
     “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, enterprise, unincorporated organization, Governmental Entity or other entity having legal capacity.
     “Post-Signing Event” means any fact, matter, circumstance or event, which arose after the date hereof but prior to the Closing, requiring supplementation or amendment of the Disclosure Schedule to reflect such Post-Signing Event, which, if existing, occurring or known on the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule.
     “Pre-Closing Tax Period” means all taxable periods ending before the Effective Time, excluding all Pre-Closing Straddle Periods.
     “Proceedings” means all proceedings, actions, claims, suits, investigations, and inquiries by or before any arbitrator or Governmental Entity.
     “Reasonable Efforts” means a party’s reasonable efforts in accordance with reasonable commercial practice, but does not require a party to take extraordinary or commercially unreasonable measures or incur any expense that is not commercially reasonable.
     “Referral Firm” means the accounting firm of Deloitte and Touche LLP, or, if such firm shall decline or is unable to act or is not independent as to the parties to this Agreement at the time in question, such other independent, nationally recognized accounting firm as is mutually agreed upon by the parties to this Agreement, together with any experts such firm may require in order to settle a particular dispute.
     “Required Consents” means those consents identified as “Required Consents” in Section 3.5 and Section 4.7 of the Disclosure Schedule.
     “Sales Information” means all (i) correspondence or other documents of the Companies or their Affiliates relating to the transactions contemplated hereby, (ii) lists of other prospective purchasers of the Midstream Assets or the Companies or any Affiliate of the Companies or any

assets of such Affiliate compiled by Sellers, the Companies or their respective Affiliates, (iii) bids submitted to Sellers, the Companies or their respective Affiliates by other prospective purchasers of the Midstream Assets or the Companies or any Affiliate of the Companies or any assets of such Affiliate, (iv) analyses by Sellers, the Companies or any of the respective Affiliates thereof of any bids submitted by other prospective purchasers of the Midstream Assets or the Companies or any Affiliate of the Companies or any assets of such Affiliate, and (v) correspondence between or among any Seller, the Companies, or their respective Affiliates or their respective representatives with respect to, or with, any other prospective purchasers of the Midstream Assets or the Companies or any Affiliate of the Companies or any assets of such Affiliate.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Seller Hedges” means all Hedges that relate directly or indirectly to the Midstream Assets or Assigned Assets.
     “Sellers’ Letters of Credit” means the 6-Month LC, the 12-Month LC and the Disputed Amount LC, in substantially the forms attached hereto as Exhibits D-1, D-2 and (if there is a Disputed Amount at Closing) D-3 (each in the amounts and for the term set forth in those respective Exhibits), or in such other form as may be reasonably acceptable to Buyer, issued by Bank of America or another institution reasonably acceptable to Buyer.
     “Specified Representations and Warranties” means the representations and warranties of Sellers set forth in Article III, Sections 4.1, 4.2, 4.3, 4.4, 4.5, 4.6, 4.12 and 4.19 except, however Specified Representations and Warranties do not include clause (i) of Section 3.4 and clauses (ii) and (iii) of Section 4.6
     “Straddle Period” means any Tax period beginning before and ending after the Effective Time.
     “Subsidiaries” means Crosstex DC Gathering Company, J.V., a Texas joint venture, and SWE Mississippi Pipeline, LLC, a Delaware limited liability company.
     “Tax” or “Taxes” means (i) any federal, state, local or foreign net income, alternative or add on minimum tax, gross income, gross receipts, margin, sales, use, severance, ad valorem, value added, transfer, franchise, profits, license, withholding on amounts paid to or by the relevant Person, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Tax authority (whether disputed or not); (ii) any liability of the relevant Person for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability of the relevant Person for payment of such amounts was determined or taken into account with reference to the liability of any other entity; and (iii) any liability of the relevant Person for the payment of any amounts as a result of being a party to any Tax sharing agreements or other contractual arrangements (whether or not written) binding on the relevant Person or with respect to the payment of any amounts of any of the foregoing types as a result of any obligation to indemnify any other Person.

     “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including Forms W-2 and 1099, and including any schedule, attachment or amendment to any of the foregoing.
     “Transaction Taxes” means all Taxes, except Transfer Taxes, payable by virtue of the sale of the Interests and the assignment of the Assigned Assets by a Seller (or, if a Seller is a disregarded entity within the meaning of Treasury Regulation Section 301.7701-3, with respect to such a Tax, the owner of such Seller who or which is not itself a disregarded entity).
     “Transfer Taxes” means sales, use, transfer, recordation or similar Taxes or fees, deed or stamp taxes, grantor or grantee’s taxes, recording charges, fees, and other similar costs or expenses of any kind imposed by any state or locality or any other Governmental Entity payable by virtue of the sale of the Interests and the assignment of the Assigned Assets (including Sellers’ transfer of the Assigned Assets to one or more of the Companies in accordance with Section 8.15 of this Agreement) regardless of the Person on whom such Transfer Taxes are imposed by Applicable Law, specifically excluding, however, Sellers’ income, franchise and similar Taxes.
     “Transition Services Agreement” means the Transition Services Agreement substantially in the form of Exhibit E relating to certain services to be performed after the Closing.
     Section 13.2 Certain Additional Defined Terms. In addition to such terms as are defined elsewhere in this Agreement and in Section 13.1, the following terms as used in this Agreement will have the meaning set forth in the Articles or Sections set forth opposite such terms below:

Defined Term	Reference
6-Month LC	Section 8.25(a)
12-Month LC	Section 8.25(a)
Acquisition Proposal	Section 8.26
Additional Employees	Section 8.6(b)
Adjusted Purchase Price	Section 1.2
Alabama Gathering	Introduction
Allocation	Section 8.7(i)
Alternative Arrangement	Section 8.31
Assigned Assets	Section 8.15
Buyer	Introduction
Buyer Indemnitees	Section 11.2
Buyer Released Claims	Section 8.19(b)
Buyer Released Parties	Section 8.19(b)
CCNG Gathering	Introduction
CCNG Transmission	Introduction
CERCLA	Section 4.14(h)
Closing	Section 2.1
Closing Date	Section 2.1
Company and Companies	Introduction
Company Contracts	Section 4.13(a)
Company Imbalances	Section 4.9(d)
Confidential Information	Section 8.24(b)

Defined Term	Reference
Crosstex Cap Limitation	Section 11.7(b)
Crosstex Energy	Introduction
Crosstex GP	Introduction
Deductible Notice	Section 8.6(e)
Disputed Amount LC	Section 8.25(a)
Easements	Defined Terms
Effective Time	Section 2.2(a)(ii)
Employee Benefit Plan	Section 4.16(b)
Environmental Liabilities	Section 4.14(g)
ERISA	Section 4.16(b)
ERISA Affiliate	Section 4.16(d)
Escrow Account	Section 8.25(d)
Excluded Assets	Section 8.14
Expiration Date	Section 11.1
Final Settlement Statement	Section 1.3(c)
Financial Information	Section 4.9(a)
GP Interests	Recitals
Gulf Coast	Introduction
HSR Act	Section 8.16
Idle Pipelines	Section 4.24
Indemnified Party	Section 11.4
Indemnifying Party	Section 11.4
Interests	Recitals
LP Interests	Recitals
Midstream Services	Introduction
Mississippi Gathering	Introduction
Mississippi Industrial Sales	Introduction
Mississippi Pipeline	Introduction
Notice Period	Section 11.4
Objection Notice	Section 1.3(c)
Offer Date	Section 8.6(a)
Offered Employee	Section 8.6(a)
Pipeline	Defined Term
Plants	Defined Term
Pre-Closing Returns	Section 8.7(b)
Pre-Closing Straddle Period	Section 8.7(d)
Post-Closing Adjusted Purchase Price	Section 1.3(d)
Post-Closing Straddle Period	Section 8.7(d)
Purchase Price	Section 1.2
Qualified Plan	Section 4.16(c)
Real Property Interests	Section 4.18(b)
Required Consents	Section 2.2(a)(vi)
Restricted Area	Section 8.24(a)
Restricted Business	Section 8.24(a)
Restricted Persons	Section 8.24(a)
Seller Imbalances	Section 4.9(d)
Seller Indemnitees	Section 11.3
Seller Released Claims	Section 8.19(a)
Seller Released Parties	Section 8.19(a)

Defined Term	Reference
Sellers	Introduction
Straddle Period Returns	Section 8.7(c)
Tax Dispute Notice	Section 8.7(c)
Tax Matter	Section 8.7(e)
Third Person Imbalances	Section 4.9(d)
Transferred Employees	Section 8.6(a)
WARN Act	Section 8.6(h)
     Section 13.3 References and Construction.
     (a) All references in this Agreement to articles, sections, subsections and other subdivisions refer to corresponding articles, sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise.
     (b) Titles appearing at the beginning of any of such subdivisions are for convenience only and will not constitute part of such subdivisions and will be disregarded in construing the language contained in such subdivisions.
     (c) The words “this Agreement,” “this instrument,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.
     (d) Words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. Pronouns in masculine, feminine and neuter genders will be construed to include any other gender.
     (e) Examples will not be construed to limit, expressly or by implication, the matter they illustrate.
     (f) Unless the context otherwise requires or unless otherwise provided herein, the terms defined in this Agreement which refer to a particular agreement, instrument or document also refer to and include all renewals, extensions, modifications, amendments or restatements of such agreement, instrument or document, provided that nothing contained in this subsection will be construed to authorize such renewal, extension, modification, amendment or restatement.
     (g) The word “or” is not intended to be exclusive and the word “includes” and its derivatives means “includes, but is not limited to” and corresponding derivative expressions.
     (h) No consideration will be given to the fact or presumption that one party had a greater or lesser hand in drafting this Agreement.
[Remainder of Page Intentionally Left Blank—Signature Pages Follow]

     This Agreement is executed by Seller, the Companies and Buyer on the date set forth above.

SELLERS:

Crosstex Energy Services, L.P.,
By its general partner, Crosstex Operating GP, LLC

By:	/s/ Joe A. Davis
Joe A. Davis, Executive Vice President and General Counsel

Crosstex Energy Services GP, LLC

By:	/s/ Joe A. Davis
Joe A. Davis, Executive Vice President and General Counsel

COMPANIES:

Crosstex CCNG Transmission Ltd.,
Crosstex CCNG Gathering Ltd.
Crosstex Gulf Coast Transmission Ltd.
Crosstex Mississippi Pipeline, L.P.,
Crosstex Mississippi Gathering, L.P.,
Crosstex Mississippi Industrial Gas Sales, L.P.
Crosstex Alabama Gathering System, L.P.
Crosstex Midstream Services, L.P.
Javelina Marketing Company Ltd.
Javelina NGL Pipeline Ltd.
Each by its general partner, Crosstex Energy Services GP, LLC

By:	/s/ Joe A. Davis
Joe A. Davis, Executive Vice President and General Counsel

BUYER:

Southcross Energy LLC

By:	/s/ David W. Biegler
David W. Biegler, Chairman